EXHIBIT 10.51
Execution Version
BUILDING LOAN DISBURSEMENT AGREEMENT
among
CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,
as the Disbursement Agent
and
CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,
as the Administrative Agent
and
CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,
as the Collateral Agent
and
MONTREIGN OPERATING COMPANY, LLC,
as the Borrower
and
EMPIRE RESORTS REAL ESTATE II, LLC
as the EV Subsidiary

Dated as of January 24, 2017

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TABLE OF CONTENTS
Page

1.	Definitions and Rules of Interpretation. 2

1.1	Definitions 2

1.2	Rules of Interpretation 21

2.	Appointment of Disbursement Agent; Establishment of Accounts; Related Provisions. 21

2.1	Appointment of the Disbursement Agent 21

2.2	Establishment of Accounts 21

2.3	Acknowledgment of Security Interest; Control 24

2.4	The Borrower’s Rights 24

3.	Certain Responsibilities of the Disbursement Agent 24

3.1	Instructions for Disbursements from Certain Holding Accounts 24

3.2	Transfer of Funds at Direction of the Administrative Agent 25

3.3	Payment of Compensation 25

3.4	Periodic Review 26

3.5	Special Procedures for Unpaid Contractors 28

4.	Disbursements 28

4.1	Procedure for Approving Disbursements 28

4.2	Disbursement Priority Among Accounts 35

4.3	Interest Payments 35

4.4	Borrower’s Reimbursement of Previously Funded Building Loan Costs 36

4.5	Disbursement of Funds Following Completion 36

4.6	Final Disbursement 37

4.7	Cash Collateral Posting 38

5.	Representations and Warranties. 38

5.1	In Balance. 38

5.2	Sufficiency of Interests and Project Documents 39

5.3	Building Budget; Building Loan Cost Schedule 40

5.4	Force Majeure 40

5.5	Project Schedule 40

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5.6	Plans and Specifications 40

5.7	Lien Law 41

6.	Covenants 41

6.1	Amendments to Building Budget 41

6.2	Construction Contract Amendment Process. 43

6.3	Construction Contracts Entered into after the Closing Date. 44

6.4	In Balance Requirement 46

6.5	Building Loan Cost Schedule Certificate. 46

6.6	Final Plans and Specifications; Scope Changes. 46

6.7	Notice that Project is Operating. 47

6.8	Application of Insurance, Condemnation and Other Recovery Event Proceeds 47

6.9	Diligent Construction of the Project 48

6.10	Reports 48

6.11	Notices 48

6.12	New Permits and Permit Modifications. 49

6.13	Retainage Amounts. 49

6.14	Utility Easement Modifications. 50

6.15	Project Schedule Amendments 50

6.16	Lien Law 51

6.17	Trust Fund 51

7.	Events of Default. 52

8.	Limitation of Liability 55

9.	Indemnity; Protections and Immunities. 57

10.	Termination. 58

11.	Substitution or Resignation of the Disbursement Agent 58

11.1	Procedure. 58

11.2	Successor Disbursement Agent by Merger, etc. 59

11.3	No Consent of Borrower. 59

11.4	Eligibility; Disqualification. 60

12.	Miscellaneous 60

12.1	Delay and Waiver. 60

12.2	Invalidity 60

12.3	No Authority 60

12.4	Assignment 60

12.5	Benefit 61

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12.6	Time 61

12.7	[Intentionally Omitted.] 61

12.8	Entire Agreement; Amendments. 61

12.9	Notices. 61

12.10	Counterparts. 62

12.11	Right to Consult Counsel. 63

12.12	Choice of Law. 63

12.13	Consent to Jurisdiction 63

12.14	Further Assurances. 64

12.15	Reinstatement. 64

12.16	WAIVER OF JURY TRIAL. 64

12.17	Substitution of Account Bank for Accounts 64

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TABLE OF EXHIBITS
Exhibit
A    Form of Disbursement Request
B    Form of Building Loan Cost Schedule Certificate
C    Form of Building Budget Amendment Certificate
D    Form of Construction Contract Amendment Certificate

E-1	Form of Borrower’s Casino Opening Date Certificate

E-2	Form of Borrower’s Completion Certificate

E-3	Form of Borrower’s Final Completion Certificate

F	Form of Consent to Collateral Assignment
G    Form of Final Plans and Specifications Amendment Certificate
H    Form of Additional Construction Contract Certificate
I    Form of Lien Release
J    List of Key Construction and Design Contracts
K    Form of Update Endorsement to Lenders’ Title Policy
L    Form of Final Completion Endorsement to Lenders’ Title Policy
M    Project Schedule
N    Section 22 Lien Law Affidavit

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BUILDING LOAN DISBURSEMENT AGREEMENT
This BUILDING LOAN DISBURSEMENT AGREEMENT (as amended, supplemented, restated or otherwise modified from time to time, this “Agreement”) is dated as of January 24, 2017 by and among CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, solely in its capacity as disbursement agent hereunder (together with its successors and assigns from time to time in such capacity, the “Disbursement Agent”), CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, solely in its capacity as administrative agent under the Loan Agreement (as defined below) (together with its successors and assigns from time to time in such capacity, the “Administrative Agent”), CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, solely in its capacity as collateral agent under the Loan Agreement (together with its successors and assigns from time to time in such capacity, the “Collateral Agent”), MONTREIGN OPERATING COMPANY, LLC, a New York limited liability company (the “Borrower”), and EMPIRE RESORTS REAL ESTATE II, LLC, a New York limited liability company (the “EV Subsidiary,” and collectively with the Borrower, jointly and severally, the “Company”).

RECITALS
A.    Project. The Company is developing a project commonly known as the “Montreign Resort Casino,” comprised of a casino (including a banquet and event center), hotel entertainment village, parking structure and various food and beverage facilities, including restaurants and related facilities and amenities, to be located in the Town of Thompson, Sullivan County, New York (the “Project”).
B.    Building Loan Facility. Concurrently herewith, the Lenders (as defined below) under that certain Building Term Loan Agreement (as amended, supplemented, restated or otherwise modified from time to time, the “Loan Agreement”), dated as of the date hereof, by and among the Borrower, the Administrative Agent and the financial institutions from time to time party thereto in the capacity of lenders (collectively, the “Lenders”) are providing commitments to extend certain credit facilities (the “Facilities”) to the Borrower as set forth therein.
C.    Equity Contributions. Certain equity contributions shall have been made to the Borrower on and prior to the Closing Date (as defined in the Loan Agreement), which amounts shall be or have been applied toward Building Loan Costs (as defined below).
D.    Purpose. The parties have entered into this Agreement in order to set forth (i) the conditions upon which, and the manner in which, funds will be deposited into and disbursed from the Accounts (as defined below) to pay Building Loan Costs, including Debt Financing Costs (as defined below), and certain other costs and expenses of the Company, and (ii) certain representations, warranties and covenants of the Borrower.
E.    Subsidiary Guarantees. The obligations of the Borrower hereunder are guaranteed by the Subsidiary Guarantors.

AGREEMENT
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.Definitions and Rules of Interpretation.
1.1    Definitions. The terms identified below in this Section 1 shall have the meanings herein specified, and capitalized terms used but not otherwise identified in this Section 1 shall have the meanings given in the Loan Agreement (unless otherwise stated herein).
“Account Bank” means (a) with respect to the Holding Accounts, the Holding Account Bank, and (b) with respect to the Disbursement Accounts, the Local Bank.
“Accounts” means, collectively, the Holding Accounts and the Disbursement Accounts.
“Additional Construction Contract Certificate” has the meaning given in Section 6.3.2(a).
“Administrative Agent” has the meaning given in the preamble.
“Agreement” has the meaning given in the preamble.
“Allocated BLDA EV Equity” has the meaning given in the Project Disbursement Agreement.
“Anticipated EV Equity” has the meaning given in the Project Disbursement Agreement.
“Anticipated Investment Income” means, at any time, with respect to the Building Loan Company Funds Account and the Building Loan Proceeds Account, the amount of investment income which the Borrower reasonably estimates will accrue on the funds in each such Account through the Scheduled Completion Date, taking into account the current and future anticipated rates of return on investments in each such Account permitted under the Loan Documents, the anticipated times and amounts of deposits to each such Account and draws from each such Account for the payment of Building Loan Costs and the nature and tenor of the investments in which such funds are permitted to be invested.
“Anticipated Loan Interest Reserve Investment Income” means, at any time with respect to the Building Loan Interest Reserve Account (and taking into account all BLIRA Interest Income Transfers), the amount of investment income which the Borrower reasonably estimates will accrue on the funds in such Account through the Interest Reserve Date, taking into account the current and future anticipated rates of return on investments in such Account permitted under the Loan Documents, the anticipated times and amounts of deposits to such Account and draws from such Account for the payment of Debt Financing Costs and the nature and tenor of the investments in which such funds are permitted to be invested.

“Applicable Permits” means all Permits of any Governmental Authority that are, at the relevant time, required or that are otherwise necessary for the performance of the design or construction of the Project or the operation or maintenance of the Project, including environmental, construction, operating or occupancy permits and any agreements, consents or approvals of any Governmental Authority that are, at the relevant time, required or that are otherwise necessary for the performance of the design or construction of the Project or the operation or maintenance of the Project. Without limiting the foregoing, Applicable Permits also includes permits for temporary construction utilities and temporary sanitary facilities, dump permits, road use permits, permits related to the use, storage and disposal of Hazardous Materials introduced to the Project site for or in connection with the performance of the design or construction of the Project or the operation or maintenance of the Project, and permits issued pursuant to any building, mechanical, electrical, plumbing or similar codes in connection with the performance of the design or construction of the Project or the operation or maintenance of the Project.
“Architect” means JCJ Architecture, PC, together with its successors and assigns permitted under the Architectural Services Agreement.
“Architectural Services Agreement” means that certain Standard Form of Agreement, dated as of February 2, 2012, between the Borrower and the Architect.
“Available Construction Funds” means, on any date of determination, the sum of (a) the amounts then on deposit in the Building Loan Company Funds Account, the Building Loan Proceeds Account, and the Disbursement Accounts, collectively; plus (b) the Anticipated Investment Income at such time; plus (c) the aggregate amount of the outstanding unfunded Available Term A Loan Commitments; plus (d) Cash Collateral Postings (to the extent the applicable financial institution, bonding company or surety has not, on such date of determination, provided the Borrower with written notice of its intent to exercise against such Cash Collateral Posting); plus (e) amounts in respect of Contingency Transfers, Project Budget Realized Savings and/or Allocated BLDA EV Equity designated for the payment of Building Loan Costs pursuant to a Building Budget amendment hereunder and a corresponding Project Budget amendment under the Project Disbursement Agreement (and deducted from Available Project Funds under the Project Disbursement Agreement); plus (f) the BLDA Share at such time; plus (g) the BLDA Bond Amount Share at such time; plus (h) the amount of Construction Balancing Cash at such time.
“Available Gaming Commission Bond Amount” has the meaning given in the Project Disbursement Agreement.
“Available Term A Loan Commitment” means the Term A Loan Commitment (as defined in the Loan Agreement) minus the Golf Course Loan Amount (as defined in the Loan Agreement).
“Borrower” has the meaning given in the preamble.
“BLDA Bond Amount Share” means a designated amount, in Dollars, of the Available Gaming Commission Bond Amount that has been identified by Borrower in each Building Loan Cost Schedule delivered hereunder (as the same may have been modified pursuant to Section 6.11 of the Project Disbursement Agreement), and which, when added to the then-applicable PDA Bond

Amount Share, shall exactly equal the then-remaining Available Gaming Commission Bond Amount at such time.
“BLDA Share” means a designated amount, in Dollars, of the then-remaining Anticipated EV Equity (as defined in the Project Disbursement Agreement) that has been identified by Borrower in each Building Loan Cost Schedule delivered hereunder, and which, when added to the then-applicable PDA Share, shall exactly equal the then-remaining Anticipated EV Equity at such time.
“BLIRA Interest Income Transfer” has the meaning given in Section 2.2.1(d).
“Building Budget Amendment Certificate” has the meaning given in Section 6.1.3.
“Building Loan Cash Management Account” means the Building Loan Cash Management Account, which shall be established by Borrower with the Local Bank, designated as such pursuant to Section 2.2.3 or opened as a replacement account therefor in accordance with Section 12.17, subject to a Control Agreement, and subjected to perfected liens to secure the Obligations.
“Building Loan Company Funds Account” means the Building Loan Company Funds Account, which shall be an account established by Borrower with the Holding Account Bank, designated as such pursuant to Section 2.2.1 or opened as a replacement account therefor in accordance with Section 12.17, subject to a Control Agreement, and subjected to perfected liens to secure the Obligations.
“Building Loan Costs” means the costs described in the Building Budget (including Debt Financing Costs), which costs constitute Costs of Improvement. For the avoidance of doubt, Building Loan Costs hereunder shall not include or be duplicative of Project Costs (as defined in the Project Disbursement Agreement), and shall be as reflected in the Line Items hereunder and in the Building Budget.
“Building Loan Cost Schedule” means an itemized schedule of Building Loan Costs substantially in the form attached as Schedule 1 to Exhibit B, as updated from time to time in accordance with this Agreement.
“Building Loan Cost Schedule Certificate” has the meaning given in Section 6.5.
“Building Loan Disbursement Account” means the Building Loan Disbursement Account, which shall be an account established by Borrower with the Local Bank, designated as such pursuant to Section 2.2.2 or opened as a replacement account therefor in accordance with Section 12.17, subject to a Control Agreement, and subjected to perfected liens to secure the Obligations.
“Building Loan Interest Reserve Account” means the Building Loan Interest Reserve Account, which shall be an account established by Borrower with the Holding Account Bank, designated as such pursuant to Section 2.2.1 or opened as a replacement account therefor in accordance with Section 12.17, subject to a Control Agreement, and subjected to perfected liens to secure the Obligations.

“Building Loan Proceeds Account” means the Building Loan Proceeds Account, which shall be an account established by Borrower with the Holding Account Bank, designated as such pursuant to Section 2.2.1 or opened as a replacement account therefor in accordance with Section 12.17, subject to a Control Agreement, and subjected to perfected liens to secure the Obligations.
“Cash Collateral Posting” means the delivery of cash or cash equivalents by the Borrower to financial institutions, bonding companies or other sureties to support or secure the issuance by such entities of letters of credit, bonds or other instruments securing performance to any contractor or other third party in furtherance of the construction and completion of the Project; provided, however, that (a) the costs which such letters of credit, bonds or other instruments securing performance are issued to support or secure are Building Loan Costs incurred or to be incurred in accordance with the Building Budget; and (b) at no time shall the aggregate amount of Cash Collateral Postings then outstanding (excluding Cash Collateral Postings supporting the bonding of Permitted Mechanics’ Liens) exceed $2,000,000.
“Cash Management Allowance” means, with regard to the Building Loan Cash Management Account at any time, Five Million Dollars ($5,000,000) in the aggregate.
“Casino” means that portion of the Project comprising the casino and having the facilities set forth in clauses (a) through (d) of the definition of “Minimum Facilities” hereunder.
“Casino Opening Date” means the first date on which each of the following has occurred:
(a)    all Applicable Permits required for the operation of the Casino with the Minimum Facilities in all material respects (including Gaming Licenses) have been issued and are in full force and effect;
(b)    (i) the Borrower has delivered an Officer’s Certificate to the Disbursement Agent and the Administrative Agent (with a copy to the Construction Consultant), substantially in the form of Exhibit E-1; and (ii) the Construction Consultant has delivered a certificate to the Disbursement Agent and the Administrative Agent, substantially in the form attached as Exhibit 1 to Exhibit E-1;
(c)    the Casino with the Minimum Facilities is substantially complete in all material respects in accordance with the Final Plans and Specifications;
(d)    the Casino is in a condition (including installation of furnishings, fixtures and equipment) to receive customers in the ordinary course of business;
(e)    the Casino is open to the public and is operating with the Minimum Facilities;
(f)    the Casino is operating in accordance with applicable law in all material respects;
(g)    a permanent or temporary certificate of occupancy with respect to each building, facility or venue comprising the Casino with the Minimum Facilities requiring such certificate has been issued by the appropriate Governmental Authority;
(h)    all conditions to the opening of the Casino required under the Ground Lease and Master Development Agreement shall have been satisfied;
(i)    all conditions to the opening of the Casino required under the Gaming License Conditions shall have been satisfied; and
(j)    the Designated Opening Percentage of the Hotel is substantially complete and ready for occupancy in accordance with the Final Plans and Specifications.
“Casino Opening Deadline” means March 1, 2018, as the same may be extended pursuant to Section 6.15.
“Collateral Agent” has the meaning given in the preamble.
“Company” has the meaning given in the preamble.
“Completion” means that each of the following conditions has been satisfied:
(a)    The Borrower shall have delivered to the Disbursement Agent (with a copy to the Construction Consultant):
(i)    an Officer’s Certificate substantially in the form of Exhibit E-2 certifying that:
(A)    the Casino Opening Date and Hotel Opening Date has occurred, and the Project with the Minimum Facilities (including with regard to the Entertainment Village) is substantially complete in all material respects in accordance with the Final Plans and Specifications, and the Project has been operating uninterrupted for at least seven (7) consecutive days prior to the date of certification;
(B)    all amounts required to be paid to Contractors in connection with causing the Project to achieve the Completion Date have been paid, other than:
(X) Permitted Amounts, so long as (1) one hundred percent (100%) of such Punchlist Completion Amount for such uncompleted Punchlist Items shall have been reserved in the Building Loan Proceeds Account or the Building Loan Company Funds Account; (2) the aggregate amount of such Disputed Amounts with respect to all Construction Contracts shall have been reserved in the Building Loan Proceeds Account and/or the Building Loan Company Funds Account (or shall have otherwise been utilized for Cash Collateral Postings in respect of such Disputed Amounts); and (3)

such Retainage Amounts shall have been reserved in the aggregate in the Building Loan Proceeds Account and/or the Building Loan Company Funds Account (such reserved amount, collectively with the reserved amounts described in clauses (1) and (2) above, the “Reserved Amounts”); and
(Y) Excess Permitted Amounts, so long as such amounts have been reserved for, insured over or bonded over to the reasonable satisfaction of the Administrative Agent with Excess Reserved Amounts.
(C)    the Borrower has satisfied the Lien Waiver Deliverables Requirement;
(D)    there are no mechanic’s liens or other liens, charges or orders filed against the Project or any portion thereof by any Contractor or any other party that have not been discharged of record, other than with respect to Permitted Amounts for which Reserved Amounts have been reserved as set forth in clause (B) above, or that have otherwise been reserved for, insured over or bonded over to the reasonable satisfaction of the Administrative Agent;
(E)    all furnishings, fixtures and equipment necessary to use and occupy the various portions of the Project for their intended uses shall have been installed and shall be operational;
(F)    the Borrower shall have available a staff to operate the Project in accordance with Legal Requirements and industry standards; and
(G)    there has occurred satisfaction or substantial completion of all matters represented by “Line Items” as defined in and under the Project Disbursement Agreement, other than with regard to “Permitted Amounts,” as defined in and under the Project Disbursement Agreement.
(ii)    a certificate of the Construction Consultant, substantially in the form of Exhibit 2 to Exhibit E-2, certifying as to the matters set forth therein; and
(iii)    an Update Endorsement to the Lenders’ Title Policy from the Title Company.
(b)    A list of any remaining Punchlist Items, including the estimated cost of completing the same, shall have been agreed to between the Borrower and the Contractors and shall have been delivered to the Construction Consultant, the Administrative Agent and the Disbursement Agent by the Borrower, and shall have been approved by the Construction Consultant as a reasonable final punchlist (such approval not to be unreasonably withheld, conditioned or delayed); and
(c)     The Construction Manager and EV Contractor shall have delivered to the Borrower and the Construction Consultant a certificate or notice of “Substantial Completion” of the work under the Construction Management Agreement and EV Construction Contract, respectively; and such certificate or notice shall have been accepted by the Borrower and by the Construction Consultant in accordance herewith (such acceptance not to be unreasonably withheld, conditioned or delayed), and a copy of such certificate and acceptance shall have been delivered to the Disbursement Agent and the Administrative Agent.
“Completion Date” shall mean the date on which Completion occurs.
“Consent” has the meaning given in Section 6.3.2(c).
“Construction Balancing Cash” has the meaning given in the Project Disbursement Agreement.
“Construction Contract Amendment” means any amendment or modification of, or a waiver of a right or obligation under, a Construction Contract to which a Loan Party is a party, or under any payment or performance bond provided thereunder (including any change order or other owner construction change directive to such Contractor or under such Construction Contract).
“Construction Contract Amendment Certificate” has the meaning given in Section 6.2(b).
“Construction Contracts” means the contracts (including the Key Construction and Design Contracts), to which one or more of the Loan Parties or the Construction Manager are a party, pertaining to the design or construction of the Project or the supply of materials, fixtures, equipment or services in connection with the design, construction or installation of the Project to the extent the costs thereof are included in the Building Budget (and excluding any contracts for materials, equipment, services or other Project Costs included in the Project Budget under the Project Disbursement Agreement).
“Construction Management Agreement” means that certain Standard Form of Agreement Between Owner and Construction Manager as Constructor (AIA Document A133-2009, including AIA Document A201-2007), dated as of April 26, 2013 between Monticello Raceway Management, Inc. (“MRMI”) as “Owner” and LPCiminelli, Inc. as “Construction Manager”, as amended by that certain Guaranteed Maximum Price Amendment executed by Construction Manager on June 11, 2013 and MRMI on July 8, 2013; that certain Letter Agreement dated December 17, 2014 between MRMI and Construction Manager; that certain Assignment and Assumption Agreement dated as of October 27, 2015, between MRMI and Borrower; that certain Guaranteed Maximum Price Amendment dated October 28, 2015 executed by Construction Manager on October 29, 2015 and by Borrower on February 8, 2016; and that certain Agreement dated February 8, 2016 by and betweenn Borrower and Construction Manager.

“Construction Manager” means (i) LPCiminelli, Inc., a Delaware corporation, together with its successors and permitted assigns under the Construction Management Agreement; or (ii) another Person reasonably acceptable to the Administrative Agent in consultation with the Construction Consultant, together with its successors and permitted assigns, that will act as the general contractor on the Project.
“Contingency Transfer” has the meaning given in Section 6.1.4 of the Project Disbursement Agreement.
“Contractor” means a contractor, subcontractor, architect, engineer or supplier of materials, fixtures, equipment or services engaged by a Loan Party, the Construction Manager or the EV Contractor in connection with the construction of the Project pursuant to a Construction Contract, including the Construction Manager, Architect, EV Contractor, EV Architect and each other contractor, architect, engineer or supplier that is party to a Construction Contract.
“Contractor Subject to Retainage” means (a) each subcontractor of the Construction Manager and EV Contractor performing work relating to Hard Costs, (b) each Contractor (other than the Construction Manager) performing work under a Construction Contract entered into after the Closing Date which involves the supply and installation of materials, (c) the Construction Manager with respect to the “general conditions” items under the Construction Management Agreement, and (d) the EV Contractor with respect to any “general conditions” items under the EV Construction Contract.
“Costs of Improvement” shall mean those expenditures defined as a “cost of improvement” under Section 2 of the Lien Law (the term “improvement” also defined therein).
“Debt Financing Costs” means all payment of interest, premium (if any), and other amounts payable by the Borrower to Lenders, the Administrative Agent, the Disbursement Agent, the Collateral Agent or any other Secured Party from time to time under the Loan Documents (including any commitment fees or agency fees thereunder), after giving effect to any interest rate hedging agreements, but only to the extent the same constitute Costs of Improvement.
“Default” means any event that is, or with the passage of time or the giving of notice (or both) would be, an Event of Default.
“Designated Opening Percentage” means, as of the Casino Opening Date, substantial completion and opening to the public of fifteen (15) VIP pool deck “keys” at the Hotel, and fifty percent (50%) of all other “keys” at the Hotel.
“Disbursement” means a transfer of funds from the Building Loan Company Funds Account or the Building Loan Proceeds Account to a Disbursement Account (or, to the extent provided hereunder and in accordance with Section 4.2, directly to pay Building Loan Costs). For the avoidance of doubt, a Cash Collateral Posting shall not constitute a “Disbursement” hereunder.

“Disbursement Account” means each of the Building Loan Disbursement Account, the Building Loan Cash Management Account, and any other accounts or sub-accounts established from time to time with respect thereto pursuant to the terms of the applicable Control Agreements.
“Disbursement Agent” has the meaning given in the preamble.
“Disbursement Agent Responsible Officer” means those persons who from time to time are employed in the corporate banking department within the investment bank of Disbursement Agent.
“Disbursement Request” has the meaning given in Section 4.1.1(a).
“Disputed Amounts” means invoices for work, services or materials which are being disputed in good faith by the Borrower under the applicable Construction Contracts, provided, however, that (a) such disputes are not reasonably likely to result in the sale, forfeiture or loss of the Project, any material portion thereof or any material Collateral, title thereto or any interest therein and shall not interfere in any material respect with the construction or operation of the Project; (b) the aggregate amount of Disputed Amounts identified by all Contractors in any lien release, affidavits or agreements, together with (but without duplication) the aggregate amount payable with respect to Disputed Amounts under all Construction Contracts for which the Borrower has not delivered an unconditional lien release, affidavit and agreement from the relevant Contractor, plus all other Remaining Costs with respect to all Line Items in the Building Budget (other than with regard to the “Debt Financing Cost” Line Item to the extent of payments which are to be made from the Building Loan Interest Reserve Account pursuant to Section 4.3 of the Disbursement Agreement) does not exceed the Available Construction Funds; and (c)  sufficient funds remain available under the applicable Line Item and in the “Building Contingency” Line Item in the Building Budget to pay such disputed amount in full should the Borrower be obligated to make such payment under the terms of the applicable Construction Contract. For the avoidance of doubt, Disputed Amounts shall not be duplicative of the Punchlist Completion Amount or Retainage Amounts.
“Empire” means Empire Resorts, Inc., a Delaware corporation.
“Entertainment Village” means that certain multi-story non-gaming hotel complex with dining, entertainment and retail offerings having a gross building floor area in a six-story configuration of approximately 103,022 gross square feet, connected to the Casino and Hotel by an enclosed walkway.
“EV Architect’s Agreement” means an architectural services agreement, in form and substance reasonably satisfactory to Administrative Agent and the Construction Consultant, between the EV Subsidiary and an architect reasonably satisfactory to Administrative Agent (such architect, the “EV Architect”) and pertaining to the Entertainment Village.
“EV Construction Contract” means a guaranteed maximum price Construction Contract between the EV Subsidiary and a contractor reasonably satisfactory to Administrative Agent (such contractor, the “EV Contractor”) pertaining to the design and construction of the Entertainment

Village and the supply of materials, fixtures and equipment pertaining thereto, all in form and substance reasonably satisfactory to Administrative Agent and the Construction Consultant.
“EV Contracts” means, collectively, the EV Construction Contract and the EV Architect’s Agreement.
“Event of Default” has the meaning given in Section 7.
“EV Subsidiary” has the meaning given in the preamble.
“Excess Permitted Amounts” means, at Completion, such amounts in respect of Punchlist Completion Amounts, Disputed Amounts and/or Retainage Amounts, that, in each case, exceed the respective amounts allowable therefor in the definition of “Permitted Amounts” hereunder.

“Excess Reserved Amounts” means amounts equal to Excess Permitted Amounts that have been reserved for, insured over or bonded over to the reasonable satisfaction of the Administrative Agent with the proceeds of additional Cash equity contributed by Borrower at Completion into the Building Loan Company Funds Account.

“Exhausted” means (a) with respect to the Building Loan Proceeds Account, the time at no funds remain in the Building Loan Proceeds Account and the Available Term A Loan Commitments have been fully drawn or terminated; and (b) with respect to the Building Loan Company Funds Account and/or the Building Loan Interest Reserve Account, the time at which no funds remain on deposit therein.
“Extension Days” means the number of days the Scheduled Casino Opening Date and/or the Casino Opening Deadline are extended beyond March 1, 2018 pursuant to Section 6.15 hereof.
“Facilities” has the meaning given in the recitals.
“Final Completion” means each of the following conditions has been satisfied:
(a)    The Completion Date shall have occurred;
(b)    The Borrower shall have delivered to the Disbursement Agent an Officer’s Certificate substantially in the form of Exhibit E-3 certifying that: (i) all amounts required to be paid to Contractors have been paid (including all amounts required to be paid to Contractors in respect of Permitted Amounts; (ii) the Borrower has satisfied the Lien Waiver Deliverables Requirement; and (iii) there are no mechanic’s liens or other liens, charges or orders filed against the Project or any portion thereof by any Contractor or any other party that have not been discharged of record, reserved for, insured over or bonded over to the reasonable satisfaction of the Administrative Agent.

(c)    The Construction Manager and the Construction Consultant shall have delivered to the Disbursement Agent a certificate substantially in the form of Exhibits 1 and 2, respectively, to Exhibit E-3, and a certificate substantially similar to such Exhibit 1 shall have been delivered by the EV Contractor;
(d)        The Title Company shall have delivered to the Collateral Agent, the Disbursement Agent and the Construction Consultant an endorsement to the Lenders’ Title Policy in the form attached hereto as Exhibit L or in such other form as may be reasonably acceptable to the Disbursement Agent, dated as of the Final Completion Date, which endorsement shall either:
(X) (i)    insure that there are no intervening Liens which may then or thereafter take priority over the Lien of the Mortgage other than (A) as set forth in the applicable form of endorsement specified above, or (B) with respect to Senior Permitted Liens (other than mechanic’s liens or other liens, charges or orders filed against the Project by any Contractor or other party related to the provision of materials or services constituting Building Loan Costs);
(ii)    delete any and all mechanic’s lien exceptions contained in such Lenders’ Title Policy;
(iii)    except as set forth in clause (i) above, not add any additional exclusions or exceptions to the coverage provided by the Lenders’ Title Policy, other than Permitted Liens that are subordinate to the Lien of the Mortgage; and
        (iv)    bring the date of the Lenders’ Title Policy forward to the date of Final Completion; or
(Y)    otherwise be in form and substance reasonably acceptable to the Disbursement Agent, the Collateral Agent and the Administrative Agent;
(e)    The Collateral Agent, the Administrative Agent, the Construction Consultant and the Disbursement Agent shall have received “as-built” Plans and Specifications showing the final specifications of all improvements to which such Plans and Specifications apply and which comprise the Project;
(f)    The Collateral Agent, the Administrative Agent, the Construction Consultant and the Disbursement Agent shall have received copies of all material warranty documentation, together with all guaranties and maintenance agreements, in each case, provided to or for the benefit of the Borrower pursuant to a Construction Contract in respect of the improvements comprising the Project;
(g)    The Collateral Agent, the Administrative Agent, the Construction Consultant and the Disbursement Agent shall have received satisfactory evidence demonstrating continued compliance with the insurance requirements under Section 5.05 and Exhibit K of the Loan Agreement; and

(h)    There has occurred final completion of all matters represented by “Line Items” as defined in the Project Disbursement Agreement, including payment of all amounts required to be paid in respect of “Permitted Amounts” (as defined in the Project Disbursement Agreement), as certified by the Borrower.
“Final Completion Date” means the date on which Final Completion occurs.
“Final Plans and Specifications” means, with respect to any particular work or improvement that constitutes a portion of the Project, the Plans and Specifications for such work or improvement to the extent such Plans and Specifications:
(a)    have received all approvals from any Governmental Authority required to approve such Plans and Specifications that are necessary to commence (or continue) construction of such work or improvements, if any;
(b)    contain sufficient specificity to permit the completion of such work or improvement described therein;
(c)    are consistent with constructing the Project to include the Minimum Facilities;
(d)    with respect to the architectural drawings, shall have been signed by the Architect, and with respect to the engineering drawings, shall have been signed by the applicable engineer; and
(e)    support construction of the Project in a manner consistent with the Completion Date occurring on or prior to the Scheduled Completion Date and the Casino Opening Date occurring on or prior to the Scheduled Casino Opening Date;
provided, however, that the Final Plans and Specifications may be modified from time to time in accordance with the terms hereof, including Section 6.6.
“Final Plans and Specifications Amendment Certificate” means an Officer’s Certificate from the Borrower substantially in the form attached hereto as Exhibit G, together with certificates of the Construction Manager, the Construction Consultant and the Architect, substantially in the form attached as Exhibits 1, 2 and 3 of Exhibit G thereto (and, if applicable a certificate substantially similar to such Exhibits 1 and 3 shall be delivered by the EV Contractor and EV Architect, respectively).
“Force Majeure Event” means any event or condition that causes a delay in the construction of the Project (but only to the extent that such event is outside the Borrower’s reasonable control, could not have been overcome through the exercise of reasonable care and diligence by the Borrower, was not caused by the Borrower’s negligence, and the Borrower has used reasonable efforts to mitigate the impact of the delay), including the following: (a) an act of God (such as tornado, flood, hurricane, snow, ice, etc.); (b) fires or other casualties; (c) strikes, lockouts or other labor disturbances (except to the extent taking place at the Project site only); (d) war (declared or undeclared), civil war, epidemics, riots, insurrections or civil commotions; (e) acts of sabotage or terrorism; (f) the requirements of law, statutes and regulations enacted after the Closing Date; (g) Governmental Action issued or occurring after the Closing Date or delay by any Governmental Authority in issuing Applicable Permits after timely submission of required documents and payment of fees therefor; or (h) embargoes, shortages or unavailability of materials, supplies, labor, equipment and systems that first arise after the Closing Date but only to the extent caused by another act, event or condition listed in clauses (a) through (g) above.
“Governmental Action” means any resolution, ordinance, statute, regulation, order, judgment or decision of a Governmental Authority, regardless of how constituted, having the force of law.
“Hard Costs” means Building Loan Costs incurred in accordance with the Building Budget under the “Construction Management Agreement” Line Item or with regard to the EV Construction Contract under the “EV Construction Contract” Line Item, as the case may be.
“Holding Account” means each of the Building Loan Proceeds Account, the Building Loan Company Funds Account, the Building Loan Interest Reserve Account, and any other accounts or sub-accounts established from time to time with respect thereto pursuant to the terms of the applicable Control Agreements, each of which accounts shall bear interest.
“Holding Account Bank” means, as of the Closing Date, M&T Bank and/or Wilmington Trust, National Association (or any replacement bank substituted therefor pursuant to the provisions of Section 12.17).
“Hotel” means that portion of the Project comprising the hotel and having the facilities set forth in clause (e) of the definition of “Minimum Facilities” hereunder.
“Hotel Opening Date” means the first date on which each of the following has occurred:
(a)    all Applicable Permits required for the operation of the Hotel with the Minimum Facilities in all material respects have been issued and are in full force and effect;
(b)    the Hotel with the Minimum Facilities is substantially complete in all material respects in accordance with the Final Plans and Specifications;
(c)    the Hotel is in a condition (including installation of furnishings, fixtures and equipment) to receive customers in the ordinary course of business;
(d)    the Hotel is open to the public and is operating with the Minimum Facilities;
(e)    the Hotel is operating in accordance with applicable law in all material respects; and
(f)    a permanent or temporary certificate of occupancy with respect to each building, facility or venue comprising the Hotel with the Minimum Facilities requiring such certificate has been issued by the appropriate Governmental Authority; and
(g)    all conditions to the opening of the Hotel required under the Ground Lease and Master Development Agreement shall have been satisfied.
“In Balance” means, at any time of determination thereof and both before and after giving effect to any requested Disbursement, that (a) the Available Construction Funds are no less than the sum of the total Remaining Costs, (b) at all times prior to the Interest Reserve Date, the funds in the Building Loan Interest Reserve Account (after giving effect to any Anticipated Loan Interest Reserve Investment Income) are sufficient to pay the Debt Financing Costs set forth in Section 4.3 on the outstanding amount of Loans under the Loan Agreement anticipated to accrue through the Interest Reserve Date; and (c) the Project is “In Balance” as defined in and under the Project Disbursement Agreement.
“Interest Payment Date” means any date on which interest on the Loans is due to be paid under the Loan Agreement.
“Interest Reserve Contingency Transfer” means Contingency Transfers utilizing amounts in respect of the “Project Contingency” Line Item under the Project Disbursement Agreement for purposes of satisfying clause (b) of the definition of “In Balance” hereunder in connection with an extension of the Scheduled Casino Opening Date and the Casino Opening Deadline pursuant to Section 6.15 hereof.

“Interest Reserve Contingency Transfer Limit” means Interest Reserve Contingency Transfers in the maximum amount of $1,000,000 minus the aggregate amount of funds then utilized from the “Building Contingency” Line Item hereunder (if any) and the “Project Contingency” Line Item under the Project Disbursement Agreement for the purposes of funding Scope Changes pursuant to Section 6.1.1.

“Interest Reserve Date” means the date that is five hundred twenty-five (525) days after the Closing Date; provided, however, that in the event that the Borrower extends the Scheduled Casino Opening Date and/or the Casino Opening Deadline beyond March 1, 2018 in accordance with Section 6.15, then the Interest Reserve Date shall be extended by the number of Extension Days.
“Indemnitees” has the meaning given in Section 9(a).
“Key Construction and Design Contract” means the Construction Management Agreement, the Architectural Services Agreement, the EV Contracts, and each other Construction Contract with an individual contract amount in excess of $4,000,000 each of which is set forth on Exhibit J (as such Exhibit may be updated pursuant to the terms of this Agreement).
“Lenders” has the meaning given in the recitals.

“Lenders’ Title Policy” means the title insurance policy (including all endorsements thereto) issued as of the Closing Date by the Title Company to the Collateral Agent for the benefit of the Secured Parties, as the same may be further endorsed or modified pursuant to the terms hereof from time to time following the Closing Date.
“Lien Law” means the Lien Law of the State of New York as in effect from time to time.
“Lien Waiver Deliverables Requirement” means the delivery by the Borrower to the Administrative Agent, the Disbursement Agent and the Construction Consultant of unconditional lien waivers or releases, affidavits and agreements (or, in the case of Final Completion, the delivery of final unconditional lien waivers or final releases, affidavits and agreements) from each Contractor substantially in the form of Exhibit I (with immaterial modifications thereto as may be reasonably requested by a Contractor) or another form reasonably acceptable to the Administrative Agent in consultation with the Construction Consultant, with regard to all payments made to date to such Contractor (other than (i) from any Contractor with a contract price (or the expected aggregate amount to be paid, in the case of “cost plus” contracts) of less than $100,000 individually; (ii) for the period prior to Completion, with respect to Permitted Mechanics’ Liens, Disputed Amounts and Retainage Amounts; and (iii) for the period on and after Completion and prior to Final Completion, with respect to Permitted Amounts); provided that, with respect to scheduled rent payments under the “Ground Lease Rent” Line Item that are reflected in the Building Budget, the Borrower shall in no event be required to provide any documentary evidence of payment thereof other than evidence of the wire transfer to the ground lessor thereunder of such rent payment.
“Line Item” means each of the following individual line items set forth in the Building Budget (as in effect from time to time), and any additional line item that may be added pursuant to Section 6.1(a):
(a)    Construction Management Agreement;
(b)    Architect and EV Architect Fees;
(c)    Building Contingency (if any);
(d)    EV Construction Contract;
(e)    Debt Financing Costs; and
(f)    Ground Lease Rent.
“Loan Agreement” has the meaning given in the recitals.
“Loan Repayment Funds” has the meaning given in Section 4.5.1.
“Local Bank” means, as of the Closing Date, M&T Bank (or any replacement bank substituted therefor pursuant to the provisions of Section 12.17).
“Material Construction Contract Amendment” has the meaning given in Section 6.2.

“Minimum Facilities” means, with respect to the Project:
(a)    a casino facility with an approximately 90,000 square foot gaming floor, with 2,150 gaming machines and 102 table games, or such lower number of gaming machines (but not less than 2,000) and/or table games (but not less than 92) as the Gaming Authorities shall have approved under the Gaming License Conditions;
(b)    1,595 parking spaces in a multi-level parking structure;
(c)    a 27,000 square foot convention, banquet and event center;
(d)    7 food and beverage outlets (inclusive of outlets constituting a food court and 3 full service food and beverage establishments), or such lower number of such outlets (but not less than 6) as the Gaming Authorities shall have approved under the Gaming License Conditions;
(e)    a hotel with 316 rooms, including 27 VIP rooms (comprised of 7 villas and 8 garden suites located on the floor where VIP gaming is to occur, adjacent to the pool deck, and 12 penthouse rooms) and a VIP gaming lounge; and
(f)    a multi-story entertainment village including a hotel with 100 rooms, 3 retail establishments, 1 dining establishment and a parking lot for 250 parking spaces.
provided, however, that (x) when used in connection with the Casino Opening Date, the Scheduled Casino Opening Date and/or the Casino Opening Deadline, “Minimum Facilities” with regard to the Casino shall mean those facilities described in clauses (a) through (d) above, and (y) when used in connection with the Completion Date, the Scheduled Completion Date and the Completion Deadline, the “Minimum Facilities” with regard to the Casino shall mean those facilities described in clauses (a) through (d) above, with regard to the Hotel shall mean those facilities described in clause (e) above, and with regard to the Entertainment Village shall mean those facilities described in clause (f) above.
“Officer’s Certificate” means, for any Person, a certificate of such Person signed by one officer of such Person (or two officers of such Person, if required by the governing documents of such Person to be binding), who must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of such Person.
“Outside Completion Deadline” means January 1, 2019.
“PC” means the percentage of the Project substantially completed as of the applicable calculation date, based upon the Hard Costs incurred as of such date in accordance with the Building Budget as compared to the total amount set forth for such Hard Costs in the Building Budget.
“PDA Bond Amount Share” has the meaning given in the Project Disbursement Agreement.
“PDA Share” means a designated amount, in Dollars, of the then-remaining Anticipated EV Equity (as defined in the Project Disbursement Agreement) that has been identified by Borrower in each Project Cost Schedule delivered under the Project Disbursement Agreement, and which, when added to the BLDA Share, shall exactly equal the then-remaining Anticipated EV Equity at such time.
“Permitted Amounts” means, without duplication, and taking into account any amounts for the same under the Project Disbursement Agreement (a)  Punchlist Completion Amounts with an aggregate value less than $4,500,000; (b) Disputed Amounts with an aggregate value less than $6,000,000; and (c) Retainage Amounts with an aggregate value less than $10,000,000; in each case, as certified by the Borrower, the Construction Manager and the EV Contractor and reasonably confirmed by the Construction Consultant and in each case for which there are Reserved Amounts.
“Permitted Mechanics’ Liens” means those Permitted Liens described in Section 6.02(c) of the Loan Agreement related to the provision of materials or services constituting Building Loan Costs not evidencing aggregate overdue obligations in excess of Twenty Million Dollars ($20,000,000) (such amount, the “PML Threshold”) and that have been reserved for, insured over or bonded over to the reasonable satisfaction of the Administrative Agent and, for any amount in excess of the PML Threshold, that have been fully reserved for with additional Cash equity contributed by Borrower into the Building Loan Company Funds Account.
“Plans and Specifications” means all drawings, plans and specifications prepared by or on behalf of the Borrower as of the Closing Date, as the same may be amended or supplemented from time to time in accordance with this Agreement, and, if required, submitted to and approved by the appropriate Governmental Authorities, which describe and show the Project and the labor and materials necessary for the construction thereof, and which Plans and Specifications shall have been approved by the Administrative Agent in consultation with the Architect and the Construction Consultant to the extent such approval is required by Section 6.6.
“Project” has the meaning given in the recitals.
“Project Budget Realized Savings” means “Realized Savings” (under and as defined in the Project Disbursement Agreement) from a “Line Item” (under and as defined in the Project Disbursement Agreement).
“Project Documents” means the Construction Contracts, the payment and performance bonds issued thereunder and each other agreement entered into by any Loan Party on or prior to the Closing Date relating to the development, construction or design of the Project (other than the Loan Documents).
“Project Disbursement Agreement” means that certain Project Disbursement Agreement dated as of the date hereof, by and among the Borrower, the EV Subsidiary, the Administrative Agent, the Disbursement Agent, and the Collateral Agent.
“Project Schedule” means the Project Schedule attached hereto as Exhibit M, as amended from time to time in accordance with this Agreement.
“Punchlist Completion Amount” means, from time to time from and after the Completion Date, the estimated cost to complete all remaining Punchlist Items (as certified by the Borrower and reasonably confirmed by the Construction Consultant, with respect to each Disbursement from and after the Completion Date in their respective certificates substantially in the form of Exhibit E-2 and Exhibit 1 to Exhibit E-2). For the avoidance of doubt, the Punchlist Completion Amount shall not be duplicative of Disputed Amounts or Retainage Amounts.
“Punchlist Items” means minor or insubstantial details of construction or mechanical adjustment, the non-completion of which, when all such items are taken together, will not interfere in any material respect with the use or occupancy of the Project for its intended purposes or the ability of the owner or lessee, as applicable, of any portion of the Project (or any tenant thereof) to perform work that is necessary or desirable to prepare such portion of the Project for such use or occupancy; provided, however, that in all events, “Punchlist Items” shall include (to the extent not already completed) the items set forth in the punchlist to be delivered by the Construction Manager in connection with achieving “Substantial Completion” pursuant to the Construction Management Agreement and by the EV Contractor in connection with achieving “Substantial Completion” pursuant to the EV Construction Contract, and all items that must be completed as a condition to the issuance of a permanent certificate of occupancy for the Project.
“Realized Savings” means, as of any date, with respect to any Line Item in the Building Budget, the excess of (i) the Remaining Budgeted Amount for such Line Item over (ii) the Remaining Costs with respect to such Line Item; provided, however, that Realized Savings for any Line Item shall be deemed to be zero unless and until the Borrower has delivered an executed Building Budget Amendment Certificate (together with all exhibits thereto) which includes such Realized Savings and such certificate has been approved by the Construction Consultant (which approval shall not be unreasonably withheld, delayed or conditioned) and, to the extent required under Section 6.1, the Administrative Agent (which approval shall not be unreasonably withheld or delayed); provided, further, however, that no Realized Savings shall be obtainable with respect to the “Building Contingency” Line Item or the “Debt Financing Costs” Line Item under the Building Budget; provided still further, however, that the Realized Savings for any Line Item pertaining to amounts payable pursuant to a guaranteed maximum price contract (including the Construction Management Agreement and the EV Construction Contract) shall be deemed to be zero, unless (subject to the provisions of Section 6.2 hereof, if applicable) such guaranteed maximum price contract has been amended to reduce the guaranteed maximum price thereunder or the Construction Manager (or EV Contractor, as the case may be) certifies in writing to the Administrative Agent that realized savings have been achieved with respect to a portion of the work, which savings result in a reduction of the guaranteed maximum price and shall be shared with the Borrower (or the EV Subsidiary, as the case may be) as required by the terms of such guaranteed maximum price contract, in which case the Realized Savings shall be the amount of the reduction in the guaranteed maximum price which reduces the Borrower’s (or EV Subsidiary’s) obligations.
“Remaining Budgeted Amount” for any Line Item on the Building Budget means the Total Budgeted Amount for such Line Item in the Building Budget less the amount previously spent with respect to such Line Item.
“Remaining Costs” means, at any time and with respect to any Line Item in the Building Budget, the amount of funds reasonably expected to be expended by the Borrower after the date of determination (taking into account, among other things, work completed to date and Scope Changes entered into in accordance herewith) to complete the tasks set forth in such Line Item and for the materials and services used to complete such tasks that remain unpaid at such time through Final Completion, including, for the avoidance of doubt, Punchlist Items, Retainage Amounts and the full amount of any claims for payments by Contractors that are being disputed by the Borrower, as certified at any such time by the Borrower and confirmed by the Construction Consultant (such confirmation not to be unreasonably withheld, delayed or conditioned). Notwithstanding the foregoing, the term “Remaining Costs” shall not include those Debt Financing Costs for which payments are to be made from the Building Loan Interest Reserve Account pursuant to Section 4.3 or Project Costs pursuant to (and as defined in) the Project Disbursement Agreement. The amount of Remaining Costs shall not be reduced by the amount of any outstanding Cash Collateral Posting.
“Remaining Funds” has the meaning given in Section 4.5.2.
“Reserved Amounts” has the meaning given in clause (B) of the definition of “Completion”.
“Retainage Amounts” means, at any given time, amounts that would otherwise have accrued and be owing under the terms of a Construction Contract for work, materials or services already provided but which at such time (in accordance with the terms of the Construction Contract or applicable law) are being withheld from payment to the Contractor thereunder on account of defective or incomplete work or until certain subsequent events (e.g., Contractor’s remedying of such failure or Contractor’s achievement of a designated construction milestone or completion benchmark) have been achieved. For the avoidance of doubt, Retainage Amounts shall not be duplicative of Disputed Amounts or the Punchlist Completion Amount.
“Scheduled Casino Opening Date” means March 1, 2018, as the same may from time to time be extended pursuant to Section 6.15.
“Scheduled Completion Date” means September 1, 2018, as the same may from time to time be extended pursuant to Section 6.15.
“Scope Change” means any change in the Plans and Specifications (or the Final Plans and Specifications, as the case may be), or any other change to the design, layout, architecture or quality of the Project from that which is contemplated on the Closing Date, except to the extent such change is required by Legal Requirements occurring after the Closing Date or an immaterial deviation from the reasonable and inferable intent of the Key Construction and Design Contracts and the then-current Plans and Specifications (or Final Plans and Specifications, as the case may be).
“Scope Change Limit” means $1,000,000 minus the aggregate amount of Interest Reserve Contingency Transfers.
“Section 22 Lien Law Affidavit” means a true statement under oath verified by the Borrower as required by Section 22 of the Lien Law and otherwise in form and substance reasonably acceptable to Administrative Agent. A copy of the Section 22 Lien Law Affidavit as in effect as of the Closing Date is attached hereto as Exhibit N.
“Soft Costs” means all Building Loan Costs other than Hard Costs.
“Total Budgeted Amount” with respect to any Line Item in the Building Budget at any given time means the total amount budgeted for such Line Item in the Building Budget (whether or not such amount has been expended) at such time in accordance with this Agreement.
“Trigger” has the meaning given in Section 3.2.
“Trigger Notice” has the meaning given in Section 3.2.
“Unincorporated Materials” has the meaning given in Section 4.1.2(d).
“Update Endorsement” has the meaning given in Section 4.1.2(c)(i).
1.2    Rules of Interpretation. Headings in this Agreement are for convenience only and shall not be considered or referred to in resolving questions of interpretation of this Agreement. The singular includes the plural, and the plural includes the singular. The word “or” is not exclusive. Except as otherwise defined, accounting terms have the meanings assigned to them by GAAP, as applied by the accounting entity to which they refer. The words “include,” “includes” and “including” shall be deemed to be followed by “without limitation”. A reference in a document to an Article, Section, Exhibit, Schedule, Annex or Appendix is to the Article, Section, Exhibit, Schedule, Annex or Appendix of such document unless otherwise indicated. Exhibits, Schedules, Annexes or Appendices to any document shall be deemed incorporated by reference in such document. In the event of any conflict between the provisions of this Agreement (exclusive of the Exhibits, Schedules, Annexes and Appendices thereto) and any Exhibit, Schedule, Annex or Appendix hereto, the provisions of this Agreement shall control. References to any document, instrument or agreement (x) shall include all exhibits, schedules and other attachments thereto, (y) shall include all documents, instruments or agreements issued or executed in replacement thereof, and (z) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, restated, modified and supplemented from time to time and in effect at any given time, to the extent such amendment, restatement, modification or supplement is made in accordance with the terms of this Agreement and the other Loan Documents, as the case may be. The words “hereof,” “herein” and “hereunder” and words of similar import when used in any document shall refer to such document as a whole and not to any particular provision of such document unless the context demands otherwise. References to “days” shall mean calendar days, unless the term “Business Days” shall be used, except that any deadline to perform an obligation that falls on a day other than a Business Day shall be deemed extended until the next succeeding Business Day, other than the payment by any Loan Party of Debt Financing Costs, which shall be payable on the preceding Business Day. References to a time of day shall mean such time in New York, New York, unless otherwise specified.
1.3    Joint and Several Liability. The obligations of the Borrower and the EV Subsidiary hereunder shall be joint and several.

2.    Appointment of Disbursement Agent; Establishment of Accounts; Related Provisions.
2.1    Appointment of the Disbursement Agent. The Disbursement Agent is hereby appointed by the Company, the Collateral Agent, and the Administrative Agent as disbursement agent hereunder, and the Disbursement Agent hereby agrees to act as such and to instruct the applicable Account Bank to deposit into, or disburse from, the applicable Accounts all cash, payments and other amounts to be deposited into any applicable Account or to be disbursed from any applicable Account pursuant to the terms of this Agreement.
2.2    Establishment of Accounts.
2.2.1    Establishment of Holding Accounts.
(a)    Concurrently with the execution and delivery of this Agreement, the Borrower shall enter into a Control Agreement, pursuant to which the Holding Account Bank, as the account bank thereunder, shall establish and maintain, among other accounts, the Holding Accounts. The Borrower shall cause such Accounts to be maintained at all times until such Accounts are permitted to be closed in accordance with Section 4.6.
(b)    On the Closing Date, there shall be deposited into the Building Loan Proceeds Account and the Building Loan Company Funds Account such amounts, as shall have been designated in that certain funds flow memorandum delivered under the Loan Agreement in connection with the Closing Date, and upon the funding of any Term A Loans (other than proceeds funded into the Golf Course Loan Account, as defined in the Loan Agreement), the proceeds of such funding shall be deposited into Building Loan Proceeds Account.
(c)    On the Closing Date, there shall be deposited into the Building Loan Interest Reserve Account such amounts as shall have been designated in that certain funds flow memorandum delivered under the Loan Agreement in connection with the Closing Date. After the Closing Date, there shall be deposited into the Building Loan Interest Reserve Account such amounts as are necessary to satisfy the then-applicable Specified Interest Reserve Account Amount pursuant to Section 2.01(b) of the Loan Agreement.
(d)    Except as specifically provided herein or in the Loan Agreement until termination of this Agreement, the Borrower shall deposit into the Building Loan Company Funds Account:
(1) until the Casino Opening Date all of its and the other Loan Parties’ cash inflows necessary for the Project to be In Balance, and property insurance, condemnation proceeds and liquidated damages received from Contractors, in each case (i) net of any commercially reasonable costs and expenses in obtaining such amounts and taxes related thereto, and (ii) excluding any amounts which are applied towards repayment of the Loans in accordance with the terms of the Loan Agreement; and

(2) all amounts funded for the account of the Borrower by the Completion Guarantor in respect of Building Loan Costs pursuant to the Completion Guaranty at the times and on the terms contemplated by such Completion Guaranty (in each case, other than such amounts as have been deposited into the “Project Company Funds Account” as defined in and pursuant to the terms of the Project Disbursement Agreement); provided, however, that the Borrower may deliver all or any portion of any delay in startup or business interruption insurance proceeds into the Building Loan Interest Reserve Account, so long as the remainder of such proceeds are deposited into the Building Loan Company Funds Account;
(e)    Investment income or interest received from amounts on deposit in the Holding Accounts shall be deposited into the applicable Holding Account; provided, however, that investment income or interest received from amounts on deposit in the Building Loan Interest Reserve Account may, from time to time, be transferred (a “BLIRA Interest Income Transfer”) to the Building Loan Proceeds Account, the Building Loan Company Funds Account or the Project Company Funds Account (as defined in the Project Disbursement Agreement) for the payment of Building Loan Costs hereunder (or Project Costs under and as defined in the Project Disbursement Agreement, as the case may be), provided that the Borrower has provided the Disbursement Agent with a written request for such transfer accompanied with a certification that (a) no Default or Event of Default has occurred and is continuing (or will result from such transfer), and (b) the Project will be In Balance (as defined herein and in the Project Disbursement Agreement) before and after giving effect to such transfer.
2.2.2    Establishment of Building Loan Disbursement Account. Concurrently with the execution and delivery of this Agreement, the Borrower shall enter into a Control Agreement with the Local Bank, as the account bank thereunder, with respect to the Building Loan Disbursement Account. The Borrower shall cause such Account to be maintained at all times until such Account is permitted to be closed in accordance with Section 4.6. On the Closing Date, there shall be deposited into the Building Loan Disbursement Account such amounts, if any, as shall have been designated in that certain funds flow memorandum delivered under the Loan Agreement in connection with the Closing Date. Subject to such Control Agreement, and except for any amounts which may be deposited therein on the Closing Date (which amounts shall be permitted to be applied to the Building Loan Costs for which such amounts were so deposited), the Borrower shall be permitted from time to time to draw checks on and otherwise withdraw amounts on deposit in the Building Loan Disbursement Account to pay Building Loan Costs then due and payable and reflected in the applicable Disbursement Request pursuant to which such amounts were transferred to the Building Loan Disbursement Account. The Borrower shall cause investment income or interest received from amounts on deposit in the Building Loan Disbursement Account to be deposited therein.
2.2.3    Establishment of Building Loan Cash Management Account. Concurrently with the execution and delivery of this Agreement, the Borrower shall enter into a Control Agreement with the Local Bank, as the account bank thereunder, with respect to the Building

Loan Cash Management Account. On the Closing Date, there shall be deposited into the Building Loan Cash Management Account such amounts, if any, as shall have been designated in that certain funds flow memorandum delivered under the Loan Agreement in connection with the Closing Date. The Borrower shall be permitted from time to time after the Closing Date to request a Disbursement of funds from the Building Loan Proceeds Account or Building Loan Company Funds Account, as the case may be, to the Building Loan Cash Management Account (including to replace amounts previously drawn from, and/or to increase the funds on deposit in, the Building Loan Cash Management Account) by including a request to such effect in a Disbursement Request and satisfying the conditions precedent set forth in Section 4.1.2; provided, however, that the balance of funds on deposit in the Building Loan Cash Management Account may not exceed the Cash Management Allowance at any time and, in connection with any Disbursement Request, the Borrower shall certify to the Disbursement Agent that the aggregate balance of funds on deposit in the Building Loan Cash Management Account does not and will not exceed the Cash Management Allowance (including after giving effect to any such Disbursement Request). Subject to such Control Agreement, the Borrower shall be permitted from time to time to draw checks on and otherwise withdraw amounts on deposit in the Building Loan Cash Management Account to pay Building Loan Costs then due and payable. The Borrower shall cause investment income or interest received from amounts on deposit in the Building Loan Cash Management Account to be deposited therein until applied to the payment of Building Loan Costs as described above.
2.3    Acknowledgment of Security Interest; Control. In order to secure the Obligations, the Borrower has pledged to the Collateral Agent, and created in favor of the Collateral Agent for the benefit of the Administrative Agent and the Lenders, a security interest in and to, the Accounts, all Cash, Cash Equivalents, financial assets, investment property, instruments, investments, securities entitlements and other securities or amounts at any time on deposit in or credited to the Accounts, and all proceeds of any of the foregoing. All moneys, Cash Equivalents, financial assets, investment property, instruments, investments, securities entitlements and other securities at any time on deposit in or credited to any of the Accounts shall constitute collateral security for the payment and performance of the Obligations and shall at all times be subject to the control of the Collateral Agent (for the benefit of the Administrative Agent and the Lenders), and shall be held in the custody of the securities intermediary or account bank under the applicable Control Agreement for the purposes of, and on the terms set forth in, such Control Agreement.
2.4    The Borrower’s Rights. The Borrower shall not have any rights or powers with respect to any amounts in any Accounts, or any part thereof, except (a) as provided in the applicable Control Agreements and (b) the right described in the Loan Documents to have such amounts applied in accordance with the provisions hereof and the Loan Documents. Furthermore, for purposes of clarification, in no event shall any Holding Accounts (or amounts distributed from the Holding Accounts for the payment of Debt Financing Costs or other Building Loan Costs or otherwise) be held, maintained, received or otherwise controlled by the Borrower.
3.    Certain Responsibilities of the Disbursement Agent.
3.1    Instructions for Disbursements from Certain Holding Accounts. Except for the payments described in Section 3.3 and subject to Sections 3.5 and 4.1.3, the Disbursement Agent shall, in accordance with a Disbursement Request, instruct the Account Bank (pursuant to the provisions of the applicable Control Agreement) to disburse funds from the Building Loan Proceeds Account, or the Building Loan Company Funds Account, as the case may be, to pay for Building Loan Costs in accordance with the Borrower’s Disbursement Requests after approval thereof in accordance with the terms hereof and only upon satisfaction (or waiver by the Administrative Agent) of the conditions to disbursement set forth herein. For the avoidance of doubt, instructions from the Disbursement Agent for the payment of amounts described in Section 3.3 shall be given regardless of whether the conditions precedent to disbursement have been satisfied or waived and regardless of whether an Event of Default has occurred or is continuing.
3.2    Transfer of Funds at Direction of the Administrative Agent. Subject to Sections 3.3, 3.5 and 4.1.3, but notwithstanding any other provision to the contrary in this Agreement (but subject to the last sentence of this Section 3.2), from and after the date the Disbursement Agent receives written notice from the Borrower, the Collateral Agent, or the Administrative Agent that an Event of Default exists, and until such time, if ever, as the Disbursement Agent receives written notice from the Collateral Agent or the Administrative Agent that such Event of Default no longer exists, the Disbursement Agent shall not instruct the Account Banks to disburse any funds from the Accounts (other than disbursements from the Building Loan Interest Reserve Account to pay Debt Financing Costs), and any withdrawal or transfer of amounts from such Accounts shall be made at the direction of the Administrative Agent; provided, however, that (i) any wires funded from or checks drawn on either Disbursement Account or the Building Loan Interest Reserve Account for payments approved hereunder in connection with a prior Disbursement Request shall be honored to the extent of available funds on deposit therein notwithstanding the continuance of any such Event of Default; and (ii) Disbursement Requests submitted by the Borrower hereunder solely for payments of (1) insurance premiums on insurance policies required for the Project under the Loan Documents to the extent the same constitute Building Loan Costs, (2) Taxes assessed against the Project to the extent the same constitute Building Loan Costs, or (3) other payments to Governmental Authorities to the extent the same constitute Building Loan Costs, shall be honored to the extent of Disbursements necessary for payment of such amounts notwithstanding the continuance of any such Event of Default, unless and until the Administrative Agent shall have notified the Disbursement Agent that such Disbursements are not to be made or the Collateral Agent shall have issued a Trigger Notice (as defined below); provided further, however, that in the event the Administrative Agent determines in its sole discretion that an Event of Default would be cured upon the making of the subject Disbursement, the Administrative Agent shall so notify the Disbursement Agent and the Disbursement Agent shall, so long as all other conditions precedent to the subject Disbursement have been satisfied, instruct the Account Banks to disburse the funds requested by the subject Disbursement. Such Disbursement may be made, at the request of the Administrative Agent, directly to the payee(s) thereof. The parties hereto expressly acknowledge and agree that in the event that the Collateral Agent shall have issued a prohibition notice, notice of sole control or other similar direction (a “Trigger Notice”) to any Account Bank under a Control Agreement to the effect that such Account Bank shall only act at the direction of the Collateral Agent with regard to the Accounts thereunder (such event, a “Trigger”), then during the occurrence and continuation of the Event of Default giving rise to such Trigger, no further direction by the Disbursement Agent shall be given with regard to any Account hereunder. Upon delivery, if ever, of written notice rescinding such Trigger Notice by the Collateral Agent to the Disbursement Agent, disbursement of funds shall occur in accordance with the terms of this Agreement.
3.3    Payment of Compensation.
3.3.1    Compensation of the Disbursement Agent, the Administrative Agent and the Construction Consultant. On each anniversary of the Closing Date (or on the first Business Day after such anniversary if such anniversary does not fall on a Business Day), the Disbursement Agent shall instruct the Account Bank under the applicable Control Agreement to transfer the fees and any other amounts scheduled to be paid under the Fee Letters from the applicable Account (as determined pursuant to Section 4.2) directly to Credit Suisse AG, Cayman Islands Branch and CBRE, Inc., a Delaware corporation, d/b/a Inspection & Valuation International (or its respective successors or assigns), as applicable, which amount shall constitute compensation for services to be performed by it in its respective capacities as the Disbursement Agent, the Administrative Agent and the Construction Consultant during such year.
3.3.2    Power of Attorney. The instructions contemplated by this Section 3.3 to be given by the Disbursement Agent shall be made without the requirement of obtaining any further consent or action on the part of the Borrower with respect thereto, and the Borrower hereby constitutes and appoints the Disbursement Agent its true and lawful attorney-in-fact to give such instructions and, if applicable, make such disbursements, and this power of attorney shall be deemed to be a power coupled with an interest and shall be irrevocable.
3.4    Periodic Review.
3.4.1    Review by Disbursement Agent. The Disbursement Agent shall act in good faith in the performance of its duties hereunder. Commencing upon execution and delivery hereof, the Disbursement Agent shall have the right, but shall have no obligation, to meet periodically at reasonable times upon reasonable advance notice with representatives of each of the Administrative Agent, the Borrower, the Architect, the Construction Manager, the EV Contractor, the EV Architect, the Construction Consultant and such other employees, consultants, counsel or agents as the Disbursement Agent shall reasonably request to be present for such meetings. In addition, the Disbursement Agent shall have the right, but shall have no obligation, at reasonable times during customary business hours and at reasonable intervals upon prior notice, to review, to the extent it deems reasonably necessary or appropriate to permit it to perform its duties hereunder, all information (including Construction Contracts) supporting any Disbursement Request and any certificates in support of any of the foregoing. The Disbursement Agent shall be entitled, but shall have no obligation, to examine, copy and make extracts of the books, records, accounting data and other documents of the Borrower or the other Loan Parties which are reasonably necessary or appropriate to permit it to perform its duties hereunder, including bills of sale, statements, receipts, contracts or agreements to the extent related to any materials, fixtures or articles incorporated into the Project (excluding each of the foregoing which is subject to attorney-client privilege or attorney-work product). The rights of the Disbursement Agent under this Section 3.4 shall not (a) extend any review or response periods granted to the Agents or the Construction Consultant under this Agreement, provided that Borrower or the other Loan Parties are reasonably cooperating to provide Disbursement Agent with the requested information; or (b) be construed as an obligation, it being understood that the Disbursement Agent’s duty is solely limited to act upon certificates and Disbursement Requests submitted by the Borrower and instructions of the Collateral Agent and/or the Administrative Agent, as applicable, pursuant to the terms hereof (and, in the case of Section 3.4.2, invoices submitted by the Construction Consultant), and the Disbursement Agent shall be protected in acting upon any Disbursement Request which appears to be valid on its face and to be duly executed by an authorized representative of the Borrower.
3.4.2    Review by Construction Consultant. The Borrower shall permit the Construction Consultant (acting as a representative for the Administrative Agent, the Collateral Agent and the Disbursement Agent) to meet periodically at reasonable times during customary business hours and at reasonable intervals with representatives of the Borrower, the Disbursement Agent, the Construction Manager, the EV Contractor, the Architect, the EV Architect and such other employees, consultants, counsel or agents as the Administrative Agent, the Collateral Agent or the Construction Consultant shall reasonably request to be present for such meetings (it being understood that the parties intend, so far as reasonably practicable, to coordinate such meetings to coincide with any schedule of regular meetings established between the Borrower and the Construction Manager or EV Contractor, as the case may be). Construction Consultant shall (i) participate in such meetings, at reasonable times during customary business hours and at reasonable intervals, with the Borrower, the Construction Manager, the EV Contractor, the Architect, the EV Architect and/or other employees, consultants, counsel or agents of the Borrower as the Borrower may from time to time reasonably request and (ii) upon the Borrower’s request, review and provide comments to “pencil copy requisitions” in advance of the Borrower’s submission of Disbursement Requests. Subject to safety-related requirements, the Borrower shall permit the Construction Consultant (and in the case of clause (c), the Insurance Advisor) (a) to perform such inspections of the Real Property and the Project as it deems reasonably necessary or appropriate in the performance of its duties on behalf of the Administrative Agent, the Collateral Agent and the Disbursement Agent, (b) at reasonable times during customary business hours upon reasonable prior notice to review, to the extent it deems reasonably necessary or appropriate to permit it to perform its duties, to review and examine the Plans and Specifications (and Final Plans and Specifications) and all shop drawings relating to the Project, and all information (including Construction Contracts) supporting the amendments to the Building Budget, amendments to any Construction Contracts, any Disbursement Request and any certificates in support of any of the foregoing, to inspect materials stored at any Mortgaged Property, the Project, or off-site facilities where materials designated for use in the Project are stored, and (c) to review the insurance required pursuant to the terms of the Loan Documents. The Borrower hereby authorizes the Administrative Agent, the Collateral Agent, the Disbursement Agent and the Construction Consultant to contact the Construction Manager, the EV Contractor, the Architect or the EV Architect, and after the occurrence and during the continuation of an Event of Default, any other payee for purposes of confirming receipt of progress payments; provided, however, that that the Administrative Agent, the Collateral Agent and the Disbursement Agent shall have no obligation to contact (or cause the Construction Consultant to contact) any payee to so confirm. In addition, the Administrative Agent, the Collateral Agent and the Disbursement Agent (or the Construction Consultant on their behalf) shall be entitled to (at such Person’s sole cost and expense, except after the occurrence and during the continuation of an Event of Default, whereupon such costs and expenses shall be for the account of Borrower) examine, copy and make extracts of the books, records, accounting data and other documents of the Borrower or the other Loan Parties relating to the construction of the Project, including bills of sale, statements, receipts, lien releases and affidavits, contracts or agreements, to the extent related to any materials, fixtures or articles incorporated into the Project (excluding each of the foregoing which is subject to attorney-client privilege or attorney-work product. Upon the occurrence and during the continuation of an Event of Default, at the request of the Administrative Agent, the Collateral Agent, the Disbursement Agent or the Construction Consultant, the Borrower shall from time to time deliver to the Administrative Agent, the Collateral Agent, the Disbursement Agent and the Construction Consultant a Building Loan Cost Schedule for the Project. Subject to safety-related requirements, the Borrower agrees to reasonably cooperate, and shall cause the other Loan Parties, the Construction Manager, the EV Contractor and each other Contractor to reasonably cooperate, with the Construction Consultant in assisting the Construction Consultant to perform its duties on behalf of the Administrative Agent, the Collateral Agent and the Disbursement Agent and exercising its review and inspection rights hereunder to take such further steps as the Administrative Agent, the Collateral Agent, the Disbursement Agent or the Construction Consultant reasonably may request in order to facilitate the performance of such obligations or the exercise of such rights.
3.5    Special Procedures for Unpaid Contractors. If an Event of Default has occurred and is continuing, the Borrower agrees that the Disbursement Agent may, but shall not be obligated to, make or cause to be made advances and transfers of any or all sums in the Accounts (other than the Building Loan Interest Reserve Account) directly into the account of any Contractor for amounts due and owing to such Contractor from the Borrower without further authorization from the Borrower and the Borrower hereby constitutes and appoints the Disbursement Agent as its true and lawful attorney-in-fact to make or cause the making of such direct payments and this power of attorney shall be deemed to be a power coupled with an interest and shall be irrevocable; provided, however, that the Disbursement Agent shall not exercise its rights under this power of attorney except as directed in writing by the Collateral Agent or the Administrative Agent. No further direction or authorization from the Borrower shall be necessary to warrant or permit the Disbursement Agent to make or cause the making of such advances in accordance with the foregoing. The Disbursement Agent shall consult with, and may (but shall not be obligated to) seek direction from, the Construction Consultant in making any advances or transfers under this Section 3.5. The Disbursement Agent shall have no liability for any advances or transfers made in accordance with this Section 3.5 absent bad faith, fraud, gross negligence or willful misconduct (as determined by a final and unappealable judgment of a court of competent jurisdiction).
4.    Disbursements.
4.1    Procedure for Approving Disbursements.
4.1.1    Disbursement Requests.
(a)    The Borrower shall have the right from time to time, no more frequently than once per calendar month (the estimated draw schedule for which, as set forth in the Building Budget, may, for the avoidance of doubt, be varied by Borrower subject to the provisions of Section 6 hereof), to submit to the Disbursement Agent a request for the disbursement of funds from the Building Loan Company Funds Account and/or the Building Loan Proceeds Account (in accordance with Section 4.2) substantially in the form of

Exhibit A (a “Disbursement Request”), together with the exhibits attached thereto, as further described below. The Borrower shall not be entitled to any Disbursement unless and until a final, executed Disbursement Request, with all exhibits and attachments thereto, has been properly completed and submitted to the Disbursement Agent and the Construction Consultant in accordance with this Section 4.1. Disbursement Requests shall be acted on as follows:
(i)    Within five (5) Business Days following the date of the submission of a Disbursement Request to the Disbursement Agent, the Construction Consultant and the Administrative Agent (the “Submission Date”), the Construction Consultant shall provide written notice to the Disbursement Agent and the Administrative Agent that it either approves or does not approve such Disbursement Request (it being understood that Construction Consultant’s approval of a Disbursement Request shall be evidenced by its execution of its certificate in the form of Exhibit 1 to Exhibit A);
(ii)    Within five (5) Business Days following the receipt of an approval of the Disbursement Request from the Construction Consultant (but no earlier than ten (10) Business Days from the Submission Date) which Disbursement Request shall, subject to the Disbursement Agent’s approval pursuant to this clause (ii), be final and fully executed by the applicable parties thereto, the Disbursement Agent shall either (X) instruct the Account Bank to make the Disbursements requested in such Disbursement Request that satisfy each of the conditions set forth in Section 4.1.2; or (Y) notify the Borrower and the Administrative Agent in writing if it determines that such Disbursement Request fails to satisfy any such conditions, which notice shall describe the nature of such failure in reasonable detail; and
(iii)    In the case of a Disbursement Request that requests a disbursement of funds representing proceeds of the Available Term A Loan Commitment, such disbursement shall be conditioned upon a borrowing of such Loans pursuant to Section 2.01 of the Loan Agreement and the deposit of the proceeds thereof into the Building Loan Proceeds Account, and after the approval of the Disbursement Agent of such Disbursement Request in accordance with clause (ii) above, the Borrower shall submit a Funding Notice to the Administrative Agent pursuant to Section 2.01 of the Loan Agreement with respect thereto.
(b)    Such Disbursement shall be made in the amount specified in such approved Disbursement Request from the Holding Account specified in the approved Disbursement Request in accordance with Section 4.2 to the applicable Disbursement Account(s) specified in such Disbursement Request. Notwithstanding the foregoing, Debt Financing Costs as are to be paid from the Building Loan Interest Reserve Account pursuant to Section 4.3 of this Agreement shall not be transferred in accordance with the foregoing, but shall instead be paid as provided in such Section 4.3. Further, notwithstanding anything herein to the contrary, all disbursements from a Disbursement Account of funds originating from the Building Loan Proceeds Account shall be utilized for Costs of Improvement and also in accordance with the Section 22 Lien Law Affidavit.

(c)    Notwithstanding any provision in Sections 4.1.1 or 4.1.2 to the contrary, the initial Disbursement on the Closing Date shall be made pursuant to such documentation and terms as are agreed upon by the Borrower, the Disbursement Agent, the Administrative Agent and the Construction Consultant.
(d)    With regard to any transfers under this Agreement, it is understood that, in certain circumstances, the Account Bank may request that the Borrower provide additional documentation to effectuate such transfer, and the Borrower acknowledges that such transfers may not occur until it provides such documentation (and the Borrower in any event agrees to use commercially reasonable efforts to provide such documentation).
4.1.2    Conditions to Disbursements. The Disbursement Agent’s approval of a Disbursement Request as provided in Section 4.1.1(a)(ii) shall be subject to the following conditions, Upon receipt of the Construction Consultant’s approval of the Disbursement Request and satisfaction of the conditions described below, the Disbursement Agent shall instruct the Account Bank to make the Disbursements specified in the corresponding Disbursement Request in accordance with Section 4.1.1(b):
(a)    The Borrower shall have submitted to the Disbursement Agent a Disbursement Request as provided for herein pertaining to the amounts requested for disbursement, together with (i) all schedules thereto substantially in the form contemplated thereby; (ii) all lien releases, affidavits and agreements required to be attached under clause (c) of such Disbursement Request (with immaterial modifications thereto as may be reasonably required by such Contractor, or in a form otherwise reasonably satisfactory to the Disbursement Agent and the Construction Consultant) (including all lien affidavits of Contractors required thereunder); (iii) all certifications required to be included in the Disbursement Request, including (1) a certification by the Borrower that the Completion Date (to the extent it has not already occurred) is expected to occur on or before the Scheduled Completion Date and the Casino Opening Date (to the extent it has not already occurred) is expected to occur on or before the Scheduled Casino Opening Date; and (2) a certification by the Borrower that construction of the Project is in accordance with the then-applicable Building Budget and Building Loan Cost Schedule; (iv) the certifications of the Construction Manager, the Construction Consultant and the Architect substantially in the form of Exhibits 1, 2 and 3 to the Disbursement Request; to the extent required pursuant to the terms of the Disbursement Request; and (v) an amended Section 22 Lien Law Affidavit, to the extent required pursuant to the terms of this Agreement, which shall have been filed in the Sullivan County Clerk’s Office;
(b)    The Borrower shall have confirmed that (i) the Administrative Agent, the Collateral Agent and the Construction Consultant shall have received copies of each Key Construction and Design Contract executed on or before the date of such Disbursement Request, together with a Consent signed by the counterparty to such Key Construction and Design Contract if and to the extent required under Section 6.3; and (ii) Borrower or the Construction Manager shall have procured and delivered to the Collateral Agent an original payment and performance bond naming the Collateral Agent (on behalf of the Administrative

Agent and the Lenders) as an additional beneficiary or co-obligee in respect of each Key Construction and Design Contract (other than the Construction Management Agreement and any design or similar contract) unless such Key Construction and Design Contract is covered by the Construction Manager’s sub-guard insurance. Any such payment and performance bonds shall be commercially reasonable and shall be in full force and effect;
(c)    With regard to any Disbursement occurring subsequent to the Closing Date, the Borrower shall have:
(i)    caused the Title Company to have delivered to the Administrative Agent, the Collateral Agent, the Disbursement Agent and the Construction Consultant an endorsement to the Lenders’ Title Policy in the form attached hereto as Exhibit K or in such other form as may be reasonably acceptable to the Disbursement Agent, the Collateral Agent and the Administrative Agent, dated as of the date of such Disbursement (each such endorsement, an “Update Endorsement”), which Update Endorsement shall:
(1)    (A) insure that there are no intervening Liens or encumbrances which may then or thereafter take priority over the Lien of the Mortgage other than (1) Permitted Liens set forth on Schedule B of the Lenders’ Title Policy issued on the Closing Date, and (2) Senior Permitted Liens (other than mechanic’s liens or other liens, charges or orders filed against the Project by any Contractor or other party related to the provision of materials or services constituting Building Loan Costs);
(B) insure that there are no mechanic’s liens or other liens, charges or orders filed against the Project by any Contractor or other party related to the provision of materials or services constituting Building Loan Costs other than (i)  for purposes of the Update Endorsement required to be delivered with respect to each Disbursement Request prior to Completion, Permitted Mechanics’ Liens or (without duplication) Liens relating to Disputed Amounts; and (ii) for purposes of the Update Endorsement required to be delivered at Completion, with respect to Permitted Amounts for which there are Reserved Amounts;
(C) except as set forth in clause (A) above, not add any additional exclusions or exceptions to the coverage provided by the Lenders’ Title Policy other than Permitted Liens that are subordinate to the Lien of the Mortgage; and
(D) bring the date of the Lenders’ Title Policy forward to the date of the Disbursement immediately preceding the subject Disbursement; or
(2)    otherwise be in form and substance reasonably acceptable to the Disbursement Agent, the Collateral Agent and the Administrative Agent; and
(ii)     satisfied the Lien Waiver Deliverables Requirement;
(d)    The Borrower shall have delivered to the Construction Consultant (and the Disbursement Agent shall have received written confirmation of such delivery from the Construction Consultant) a written inventory substantially in the form of Schedule 3 to the Borrower’s Disbursement Request identifying all materials, machinery, fixtures, furniture, equipment or other items purchased or manufactured for incorporation into the Project for which the Borrower has paid, or will pay from the Disbursement, all or a portion of the purchase price thereof but which, at the time of the Disbursement Request, (x) are not located at the Project site, or (y) are located at the Project site but are not expected to be incorporated into the Project within one hundred eighty (180) days after such Disbursement Request (the materials described in clauses (x) and (y), collectively, the “Unincorporated Materials”) and including the cost of such Unincorporated Materials, together with evidence reasonably satisfactory to the Construction Consultant that the following conditions have been satisfied with respect to such Unincorporated Materials:
(i)    all Unincorporated Materials for which full payment has previously been made or is being made with the proceeds of the Disbursement to be disbursed are, or will be upon full payment, owned by the Borrower, and all lien rights or claims of the supplier have been or will be released simultaneously with such full payment and such payment shall be evidenced by paid invoices, the bills of sale, certificates of title or other evidence reasonably satisfactory to the Construction Consultant;
(ii)    the Unincorporated Materials are consistent with the Final Plans and Specifications;
(iii)    all Unincorporated Materials are (to the extent not in fabrication) properly inventoried, securely stored, protected against theft and damage at the Project site or at such other location which has been specifically identified by its complete address to the Construction Consultant (or if the Borrower cannot provide the complete address of the current storage location, the Borrower shall list the name and complete address of the applicable contracting party supplying or manufacturing such Unincorporated Materials);
(iv)    all Unincorporated Materials are insured against casualty, loss and theft for an amount equal to their replacement costs under policies naming the Collateral Agent as an additional insured and the Disbursement Agent as loss payee to the extent required under the Loan Documents;
(v)    the amounts paid by the Borrower in respect of all Unincorporated Materials, when combined with the amounts paid by the Borrower in respect of “Unincorporated Materials” under and as defined in the Project Disbursement Agreement (in each case, that constitute Unincorporated Materials or “Unincorporated Materials” under and as defined in the Project Disbursement Agreement at the time the calculation of such amounts is made for the purposes of this clause (v)), are at no time more than $40,000,000 in the aggregate plus any additional amounts reasonably approved by the Disbursement Agent in consultation with the Construction Consultant; and
(vi)    the Construction Consultant shall have confirmed the satisfaction of the condition required in subparagraph (iii) above in its reasonable discretion, and in connection therewith the Construction Consultant may, but shall not be required to, upon reasonable prior notice and at reasonable times, visit the site of and inspect the Unincorporated Materials at the Borrower’s expense;
(e)    The Disbursement Request on its face has been completed as to the information required therein and all required attachments, have been attached;
(f)    No Disbursement Agent Responsible Officer shall have received a written notice (including a Disbursement Request) from any of the Borrower, the Construction Manager, the Architect, the Collateral Agent, the Administrative Agent or the Construction Consultant (i) that a Default or an Event of Default exists (other than those that would be cured upon the making of the subject Disbursement, as hereinafter provided), or (ii) of any material error, inaccuracy, misstatement or omission of material fact in any Disbursement Request or in any exhibit or attachment thereto or any information provided by the Borrower which has not been theretofore corrected;
(g)    The Borrower shall have paid or arranged for payment, out of the requested Disbursement, of all fees, expenses charges and Debt Financing Costs (other than Debt Financing Costs to be paid from the Building Loan Interest Reserve Account pursuant to Section 4.3 of this Agreement) due and payable under the Loan Documents, as certified by the Borrower to the Disbursement Agent;
(h)    With respect to each Disbursement Request other than the first Disbursement Request issued hereunder, the Borrower shall have (i) certified to the Disbursement Agent and substantiated to the Construction Consultant’s reasonable satisfaction (as set forth in the Construction Consultant’s certificate substantially in the form of Exhibit 2 to the Disbursement Request) in the manner contemplated by the Disbursement Request, that the amounts previously drawn by the Borrower from the Disbursement Accounts to pay Hard Costs have, in fact, been used to pay Hard Costs in accordance with the Building Budget; and (ii) certified to the Disbursement Agent that (A) the amounts previously drawn by the Borrower from the Disbursement Accounts to pay Soft Costs have, in fact, been used to pay Soft Costs in accordance with the Building Budget, and (B) after giving effect to the requested Disbursement, the balance in the Building Loan Disbursement Account (other than any amounts on account of interest earned on amounts on deposit therein) will not exceed the amount required to pay Building Loan Costs then due and payable as specified in the applicable Disbursement Request and the balance in the Building Loan Cash Management Account will not exceed the Cash Management Allowance;
(i)    The Project shall be In Balance, as certified by the Borrower in the relevant Disbursement Request;
(j)    The absence of any Default or Event of Default, as certified by the Borrower in the relevant Disbursement Request (other than those that would be cured upon the making of the subject Disbursement, as hereinafter provided);
(k)    For Disbursements from the Building Loan Proceeds Account, each of the conditions precedent set forth in Section 4.02 of the Loan Agreement (other than clause (a) thereof) shall have been satisfied or waived, as certified by the Borrower in the relevant Disbursement Request;
(l)    [Intentionally Omitted;]
(m)    The Borrower shall certify, and provide such supporting documentation as Disbursement Agent or Construction Consultant may reasonably request, that either any such Disbursement Request or other change to the Building Budget made in accordance with Section 6.1 hereof does not require the filing of an amended Section 22 Lien Law Affidavit in accordance with the Lien Law or, if such Disbursement Request or other change to the Building Budget does require the filing of an amended Section 22 Lien Law Affidavit, the Borrower shall certify that it has provided the Administrative Agent, Disbursement Agent and Construction Consultant the following:
(i)    a proposed amended Section 22 Lien Law Affidavit in accordance with Section 6.1, which shall be reasonably acceptable to Disbursement Agent and Construction Consultant; provided, however, if the proposed amended Section 22 Lien Law Affidavit reflects a reduction of the net sum available to Contractors from that reflected in the then current Section 22 Lien Law Affidavit, Borrower shall include in the Disbursement Request a certification that the proposed reduction is a the result of Realized Savings and shall provide the following:
(1)     a list of all Contractors that are affected by the proposed change (the “Required Contractors”);
(2)     fully executed lien waivers and consents substantially in the form attached as Attachment 1 to such Disbursement Request from all such Required Contractors; and
(3)     such additional information and documentation as the Disbursement Agent or Construction Consultant may reasonably request; and
(ii)    a Building Budget Amendment Certificate in accordance with Section 6.1 hereof; and
(n)    The Borrower has provided Disbursement Agent with copies of the most recent monthly statements from each Account Bank with regard to balances in the Accounts.
The Disbursement Agent shall be entitled to rely upon the certifications of the Borrower, the Construction Manager, the Architect and the Construction Consultant in the relevant Disbursement Request in determining that the conditions specified in this Section 4.1.2 have been satisfied unless the Disbursement Agent shall have received further certifications indicating that prior certifications are inaccurate. For purposes of determining whether the condition to Disbursement set forth in Section 4.1.2(j) has been satisfied, any Default or Event of Default that would be cured upon the application of the requested Disbursement of funds shall not be deemed a Default or Event of Default hereunder, and such curing Disbursement may be made, at the request of the Administrative Agent, directly to the payee(s) thereof.
4.1.3    Non-Satisfaction of Conditions. In the event that any of the conditions of Section 4.1.2 described above has not been satisfied in respect of any Disbursement Request and for so long as such conditions are not satisfied (for the purposes of which determination the Disbursement Agent shall in all cases be entitled to rely solely upon the certificates and attachments thereto provided to the Disbursement Agent in accordance with the terms of this Agreement), the Disbursement Agent shall not instruct the Account Bank to disburse any funds from the Holding Accounts pursuant to a Disbursement Request, except as provided in Section 3.2 or 4.3, and unless otherwise instructed by the Administrative Agent.
4.2    Disbursement Priority Among Accounts. All Disbursements of funds from the Building Loan Proceeds Account and the Building Loan Company Funds Account to the Disbursement Accounts (or directly to pay Building Loan Costs or compensation payable to the Disbursement Agent or the Administrative Agent in accordance with Sections 3.2, 3.3, 3.5, 4.1.3 or 4.4, as applicable, and any reimbursement to the Borrower under Section 4.4), or for the purpose of a Cash Collateral Posting, shall at all times be made in the following order of priority:
(a)    First, from the funds on deposit in, or at such time credited to, the Building Loan Company Funds Account, until such funds are Exhausted; and
(b)    Second, from funds on deposit in, or at such time credited to, the Building Loan Proceeds Account, until such funds are Exhausted.
4.3    Interest Payments.
4.3.1    Not less than five (5) Business Days prior to each Interest Payment Date until the Building Loan Interest Reserve Account is Exhausted, the Administrative Agent shall inform the Disbursement Agent and the Borrower of the amounts required to be paid on such Interest Payment Date with respect to the Facilities, including (x) interest on the Loans due and payable on the applicable Interest Payment Date, (y) net amounts due and payable under the Specified Hedging Agreements to the counterparties thereunder (to the extent allocable to the principal amount of the Loans under the Loan Agreement) (other than termination payments), and (z) any fees described in Section 2.10(b) or (d) of the Loan Agreement then due and payable; provided, however, that in the event that the Administrative Agent fails to provide such information to the Disbursement Agent, then the Borrower may, but shall have no obligation to, provide such information to the Disbursement Agent, subject to Administrative Agent’s confirmation (it being understood that any failure by the Administrative Agent to provide such information shall not relieve the Borrower from its obligations to make such payments on such Interest Payment Date). Additionally, the Borrower shall inform the Administrative Agent and the Disbursement Agent of amounts to be paid with respect to the entering into of Hedging Agreements required pursuant to Section 5.13 of the Loan Agreement, and shall have the right to request that such amounts be paid from the Building Loan Interest Reserve Account as described in Section 4.3.2 below.

4.3.2    On or before each Interest Payment Date until the Building Loan Interest Reserve Account has been Exhausted, and subject to the last sentence of this Section 4.3.2, the Disbursement Agent shall instruct the Account Bank to make payment on such Interest Payment Date to the Administrative Agent from amounts on deposit in the Building Loan Interest Reserve Account in the amount requested by the Borrower or the Administrative Agent pursuant to Section 4.3.1. Such payments may be made without the requirement of obtaining any further consent or action on the part of the Borrower with respect thereto, and the Borrower hereby constitutes and appoints the Disbursement Agent and the Account Bank as its true and lawful attorney-in-fact to provide such instructions and to make such payments, respectively, and this power of attorney shall be deemed to be a power coupled with an interest and shall be irrevocable. Each of the Administrative Agent and the Borrower acknowledge that nothing in this Section 4.3.2 shall in any way exonerate or diminish the Borrower’s obligation to make all payments under the Loan Documents as and when due. Additionally, until the Building Loan Interest Reserve Account has been Exhausted, the Disbursement Agent shall instruct the Account Bank to make payment from amounts on deposit in the Building Loan Interest Reserve Account to such Persons and in the amount requested by the Borrower pursuant to Section 4.3.1 to be paid with respect to the entering into of Hedging Agreements required pursuant to Section 5.13 of the Loan Agreement.  Such payments may be made without the requirement of obtaining any further consent or action on the part of the Borrower with respect thereto.
4.4    Borrower’s Reimbursement of Previously Funded Building Loan Costs. If, at any time after the Closing Date, the Borrower shall be unable to satisfy the conditions precedent to any disbursement set forth in this Section 4 (other than the In-Balance requirement set forth in Section 4.1.2(i)), then the Borrower shall be entitled to pay Building Loan Costs then due and owing from other funds available to the Borrower (other than amounts available under the Completion Guaranty), including from proceeds of Subordinated Indebtedness (to the extent permitted under the Loan Agreement), and to later seek reimbursement of such Building Loan Costs from the Building Loan Company Funds Account or the Building Loan Proceeds Account, as applicable, as part of a Disbursement Request as and when permitted in accordance with the terms of this Agreement at the time (if any) that the Borrower is able to satisfy all the conditions precedent to disbursement set forth in this Section 4 and provided that after giving effect to such reimbursement, the Project shall be In Balance. To the extent that the payment of such Building Loan Costs was made with the proceeds of equity contributions or the proceeds of Subordinated Indebtedness (to the extent permitted under the Loan Agreement) made to the Borrower after the Closing Date, the Borrower shall be permitted to repay or distribute such reimbursed amounts to its members or the applicable providers of such Subordinated Indebtedness, as applicable, as and to the extent provided in the Loan Documents. Notwithstanding the foregoing and for the avoidance of doubt, the Borrower may not seek reimbursement from the Building Loan Company Funds Account, and may not repay or distribute any amounts to its members or providers of Subordinated Indebtedness, for any equity contributions or proceeds of Subordinated Indebtedness made to Borrower in order to satisfy the In Balance requirement or in connection with Section 2.1 of the Completion Guaranty.

4.5    Disbursement of Funds Following Completion.
4.5.1     In the event that, as of the Completion Date, there exist Excess Permitted Amounts, then Borrower shall contribute Excess Reserved Amounts into the Building Loan Company Funds Account as a condition to declaring Completion. Borrower shall, within three (3) Business Days after the Completion Date, provide the Disbursement Agent with a statement of all funds then on deposit in the Building Loan Company Funds Account, Building Loan Proceeds Account, and the Disbursement Accounts, and shall designate the total amount of such funds that represent (a) Reserved Amounts; (b) Excess Reserved Amounts that were contributed by Borrower on the Completion Date; and (c) any amounts that, as of the Completion Date, are in excess of Reserved Amounts and that do not constitute Excess Reserved Amounts (such amounts, the “Loan Repayment Funds”). Borrower shall, within five (5) Business Days after the Completion Date, instruct the Disbursement Agent to instruct the Account Banks to apply all Loan Repayment Funds to the repayment of Loans pursuant to Section 2.13(d) of the Loan Agreement (which, in accordance with Section 2.12(c) of the Loan Agreement, shall be made without prepayment penalty, premium or similar charge). If the Borrower shall fail to provide such instruction under this Section 4.5, then the Disbursement Agent, the Collateral Agent or the Administrative Agent shall be entitled to provide such instruction.
4.5.2    After the Completion Date, Borrower may request a disbursement to the Building Loan Disbursement Account of Reserved Amounts and Excess Reserved Amounts (such amounts, the “Remaining Funds”) toward satisfaction of the Punchlist Completion Amounts, the Disputed Amounts and the Retainage Amounts for which such amounts were reserved, in each case as Borrower shall designate, by delivery to the Disbursement Agent of a written request for release of such Remaining Funds. Such request shall represent the absence of any Default or Event of Default, specify the amount of Remaining Funds so requested and the matter to which they are to be applied, and shall include as attachments copies of invoices or other supporting documentation reasonably evidencing the applicable punchlist item, dispute and/or retainage item to which such requested release pertains. Upon receipt of the foregoing, the Disbursement Agent shall instruct the Account Bank to release such requested amount to the Building Loan Disbursement Account for such application. Borrower shall, until such time as Final Completion is declared, provide Disbursement Agent and Construction Consultant with monthly written reports describing the current status of all such outstanding punchlist, dispute and/or retainange matters.
4.6    Final Disbursement. The Borrower shall, within two (2) Business Days after the Final Completion Date, instruct the Disbursement Agent to instruct the Account Banks to apply (X) all remaining Reserved Amounts in the Accounts to the repayment of the Loans in the manner set forth in Section 2.13(d) of the Loan Agreement (which, in accordance with Section 2.12(c) of the Loan Agreement, shall be made without any prepayment penalty, premium or similar charge), (Y) all remaining funds in the Building Loan Interest Reserve Account, if any, toward Debt Financing Costs until Exhausted, and (Z) all remaining Excess Reserved Amounts to Borrower, it being agreed that such funds shall constitute the last dollars used. If the Borrower shall fail to provide such instruction, the Disbursement Agent, the Collateral Agent or the Administrative Agent shall be entitled to provide such instruction. At the request of the Borrower, and at the Borrower’s expense, the Building Loan Proceeds Account, the Building Loan Company Funds Account and the

Disbursement Accounts may be closed following the transfers contemplated in this Section 4.6, and the Building Loan Interest Reserve Account may be closed when all amounts on deposit therein are Exhausted, and in any such case the Collateral Agent and/or the Administrative Agent, as applicable, shall promptly deliver such notices to the applicable Account Banks under the applicable Control Agreements as are necessary to close the applicable Accounts and terminate the applicable Control Agreements. Notwithstanding the foregoing, the Borrower shall also be permitted to close an Account in connection with the substitution of an Account Bank pursuant to Section 12.17.
4.7    Cash Collateral Posting. The Borrower may from time to time request the Disbursement Agent to disburse funds from the Building Loan Proceeds Account or Building Loan Company Funds Account for a Cash Collateral Posting, and the Disbursement Agent shall comply with such request, provided, however, that the Borrower has provided the Disbursement Agent with a written certification that (a) such request complies with the definition of Cash Collateral Posting, (b) no Default or Event of Default has occurred and is continuing (or will result from such Cash Collateral Posting), and (c) the Project will be In Balance before and after giving effect to such Cash Collateral Posting. Section 12.17.
4.8    Disbursements in Respect of Entertainment Village. The parties hereto acknowledge that the portion of the Project known as the “Entertainment Village” shall be constructed pursuant to EV Contracts to be entered into after the Closing Date. Notwithstanding anything to the contrary herein, no Disbursements shall be made hereunder in respect of amounts intended to be applied toward the “EV Construction Contract” Line Item or in respect of EV Architect fees and amounts under the “Architect and EV Architect Fees” Line Item unless and until the following conditions have been satisfied:
(a)    For Disbursements in respect of amounts intended to be applied in respect of EV Architect fees and amounts under the “Architect and EV Architect Fees” Line Item, EV Subsidiary shall have entered into the EV Architect’s Agreement, and in connection therewith the Company has satisfied all of the provisions of Section 6.3 hereof; provided, however, that Disbursements not exceeding $250,000 in the aggregate and that are to be applied toward architectural work needed for the Entertainment Village may be made prior to the execution of the EV Architect’s Agreement, provided that all conditions for Disbursement are otherwise satisfied hereunder (other than, for the avoidance of doubt, certifications that would have otherwise pertained to the EV Architect’s Agreement by the EV Architect or other third party), and provided that such amounts are allocated to the “Architect and EV Architect Fees” Line Item;
(b)    For Disbursements in respect of amounts intended to be applied toward the “EV Construction Contract” Line Item, EV Subsidiary shall have entered into the EV Construction Contract, and in connection therewith the Company has satisfied all of the provisions of Section 6.3 hereof; provided, however, that Disbursements not exceeding $5,000,000 in the aggregate and that are to be applied toward site work needed for the Entertainment Village may be made prior to the execution of the EV Construction Contract, provided that all conditions for Disbursement are otherwise satisfied hereunder (other than, for the avoidance of doubt, certifications that would have otherwise pertained to the EV Construction Contract by the EV Contractor, the EV Architect or

other third party), and provided that such amounts are allocated to the “EV Construction Contract” Line Item;
(c)     Subject to the provisos in clauses (a) and (b) above, EV Contractor, EV Architect and Construction Consultant shall have provided certificates substantially similar to certificates that would otherwise have been provided by Construction Manager, Architect and Construction Consultant were such Disbursements to have been made in respect of the Construction Management Agreement;
(d)    EV Subsidiary shall countersign each Disbursement Request and any other certificates hereunder pertaining to Disbursements in respect of the Entertainment Village, all other conditions hereunder with regard to Disbursements generally shall be satisfied, and each such certificate or requirement pertaining to the Construction Management Agreement and/or the Construction Manager shall similarly apply to the EV Construction Contract and/or the EV Contractor, and each such certificate or requirement pertaining to the Architect shall similarly apply to the EV Architect, mutatis mutandis; and
(e)    For the avoidance of doubt, no Realized Savings shall be attributable to the “EV Construction Contract” Line Item prior to the execution of the EV Construction Contract.
5.    Representations and Warranties. The Borrower represents and warrants on the Closing Date and on the date of each Disbursement, for the benefit of the Disbursement Agent, the Collateral Agent, the Administrative Agent and the Lenders, as follows:
5.1    In Balance. The Project is In Balance.
5.2    Sufficiency of Interests and Project Documents.
5.2.1    Other than those services to be performed and materials to be supplied that can be reasonably expected to be commercially available when and as required, each Loan Party (a) owns or holds under lease or pursuant to easements all of the property interests and have entered into all documents and agreements in respect thereof required as of the date this representation is made or deemed made, and (b) has no knowledge of facts that would lead a reasonable person to conclude that the Loan Parties will be unable to, when required, enter into any document or agreement, in each case necessary to develop, construct and complete the Project and own, lease and/or possess and operate the Project on the applicable Mortgaged Property in accordance with all applicable laws, Applicable Permits and other legal requirements and the Project Schedule and as contemplated in the Loan Documents and the Project Documents.
5.2.2    The Administrative Agent and the Collateral Agent have been provided access to true, complete and correct copies of each of the Key Construction and Design Contracts in effect or required to be in effect as of the date this representation is made or deemed made (including all exhibits, schedules, side letters and disclosure letters referred to therein or delivered pursuant thereto, if any). On the Closing Date, the Project Documents listed on Exhibit J constitute all of the Key Construction and Design Contracts that have been entered into as of the Closing Date and are necessary for the construction or operation of the Project (excluding

Construction Contracts entered into in the ordinary course of business for services or materials that are easily obtained from replacement contractors or vendors on similar terms). On the date of each Disbursement, the Project Documents listed on Exhibit J or, if any Loan Party has entered into any Key Construction and Design Contracts after the Closing Date, the Project Documents listed on an amended Exhibit J delivered to the Disbursement Agent, the Administrative Agent and the Construction Consultant prior to the date of such Disbursement, constitute all of the Key Construction and Design Contracts that have been entered into as of the date of such Disbursement and that are necessary for the construction or operation of the Project (excluding Construction Contracts entered into in the ordinary course of business for services or materials that are easily obtained from replacement contractors or vendors on similar terms). Each Key Construction and Design Contract listed on Exhibit J (as such Exhibit may be amended from time to time as noted above) is in full force and effect, enforceable against the Persons party thereto in accordance with its terms, subject only to bankruptcy, insolvency, moratorium and other similar laws and principles of equity.
5.2.3    All conditions precedent to the obligations of the respective parties (other than a Loan Party) under the Key Construction and Design Contracts to which a Loan Party is a party that are in effect as of the date this representation is made or deemed made have been satisfied, except for such conditions precedent (a) the failure of which to be satisfied would not reasonably be expected to have a Material Adverse Effect or (b) which by their terms cannot be met until a later stage in the construction of the Project, and the Borrower has no reason to believe that any such condition precedent (other than those the failure of which to satisfy could not reasonably be expected to have a Material Adverse Effect) cannot be satisfied on or prior to the appropriate stage in the development or construction of the Project.
5.3    Building Budget; Building Loan Cost Schedule.
5.3.1    The Building Budget (a)  is, to the Borrower’s knowledge, based on reasonable assumptions as to all legal and factual matters material to the estimates set forth therein and is consistent with the provisions of the Loan Documents and the Project Documents in all material respects, (b) has been and will be prepared in good faith and with due care, (c) sets forth, for each Line Item, the total costs anticipated to be incurred to achieve the Casino Opening Date on or before the Scheduled Casino Opening Date, to achieve Completion on or before the Scheduled Completion Date, and to achieve Final Completion promptly thereafter, (d) fairly represents in all material respects the Borrower’s reasonable expectation as to the matters covered thereby as of its date, and (e) sets forth the total amount of Building Loan Costs, including contingencies.
5.3.2    To the Borrower’s knowledge, the aggregate anticipated costs to complete the “Work” under the Construction Management Agreement as set forth in the anticipated cost report to be provided (from time to time) by the Construction Manager to the Borrower under the Construction Management Agreement, and as reasonably approved by the Construction Consultant, is not greater than the amount set forth for the then-applicable “Construction Management Agreement” Line Item in the Building Loan Cost Schedule (as in effect from time to time), and from and after the execution of the EV Construction Contract, the aggregate anticipated costs to complete the work thereunder shall not be greater than the aggregate amount set forth for the then-applicable “EV Construction Contract” Line Item in the Building Loan Cost Schedule.
5.3.3    The Building Loan Cost Schedule (as in effect from time to time) is true and correct in all material respects, has been prepared in good faith with due care, fairly represents the Borrower’s reasonable expectations as to the matters set forth therein, and sets forth each of the items described in clauses (a) through (c) of Section 6.5.
5.4    Force Majeure. Neither the business nor the properties of the Borrower nor any Loan Party nor, to the Borrower’s knowledge, any other Person party to a Key Construction and Design Contract is affected by any Force Majeure Event that could reasonably be expected to have a Material Adverse Effect.
5.5    Project Schedule. To the Borrower’s knowledge, the Project Schedule accurately specifies in summary form the work that the Borrower proposes to be completed in each calendar quarter from the Closing Date through Final Completion of the Project, all of which the Borrower reasonably expects to be timely achieved.
5.6    Plans and Specifications. The Plans and Specifications and the Final Plans and Specifications, as and when they exist, (a) are, to the Borrower’s knowledge, based on reasonable assumptions as to all legal and factual matters material thereto, (b) are substantially consistent with the provisions of the Loan Documents and the Project Documents in all material respects, (c) have been prepared in good faith and with due care, (d)  are accurate in all material respects and fairly represent the Borrower’s reasonable expectation as to the matters covered thereby, and (e) are consistent with constructing the Project to include the Minimum Facilities.
5.7    Lien Law. Amounts deposited into the Building Loan Proceeds Account and any amounts disbursed therefrom shall be used for only the purposes of paying Costs of Improvement and in accordance with the Section 22 Lien Law Affidavit. No changes to the Building Budget or otherwise have occurred such that an updated Section 22 Lien Law Affidavit is required to be filed by the Borrower pursuant to Section 6.1.4 of this Agreement.
6.    Covenants. The Borrower covenants and agrees, with and for the benefit of the Disbursement Agent, the Collateral Agent, the Administrative Agent and the Lenders, to comply with each of the following provisions:
6.1    Amendments to Building Budget. The Building Budget for the Project may be amended from time to time only in the manner set forth herein and subject to the limitations and satisfaction of the requirements in Section 4.1.2(m). Subject to the limitations and satisfaction of the requirements of Section 4.1.2(m), the Borrower shall have the right, from time to time, to amend the Building Budget without the consent of the Construction Consultant, the Collateral Agent, the Disbursement Agent or the Administrative Agent to change the amounts allocated for specific Line Items in accordance with the provisions hereof. Notwithstanding the foregoing, to the extent that, at any time, the Remaining Costs with regard to a particular Line Item of the Building Budget shall exceed the Remaining Budgeted Amount with respect to such Line Item, then the Borrower shall, within the next thirty (30) days or on or prior to the next succeeding submission of a Disbursement

Request (whichever occurs first), amend the Building Budget in accordance with the provisions hereof to eliminate such excess; provided, however, that, notwithstanding anything herein to the contrary, the Total Budgeted Amount with respect to the “Debt Financing Cost” Line Item may not be modified (except in conjunction with an extension of the Scheduled Casino Opening Date and/or Casino Opening Deadline pursuant to Section 6.15 hereof) without the prior written consent of the Administrative Agent in its sole discretion. With respect to any amendment of the Building Budget: (a) the Borrower may not add any new Line Item or modify the description of any Line Item, without the consent of the Administrative Agent in consultation with the Construction Consultant (such approval not to be unreasonably withheld, delayed or conditioned), (b) for each Line Item, the Remaining Budgeted Amount must equal or exceed the Remaining Costs contemplated by such Line Item, and (c) the requirements of Section 4.1.2(m) shall be satisfied with respect to any such amendment which results in a change to the Section 22 Lien Law Affidavit.
6.1.1    Sources of Funds for Line Item Increases. A Line Item in the Building Budget may be increased only if the funds for such increase are made available in the Building Budget from one of the following categories (provided, however, that any increases to a Line Item in the Building Budget resulting from Scope Changes may not be paid for with funds described in clause (d) below, but may be paid for with funds described in clauses (a), (c) and (f) below in any amount, and may be paid for with funds described in clauses (b) and (e) below in an aggregate amount, when aggregated with amounts permitted under Section 6.1.1 of the Project Disbursement Agreement, do not exceed the Scope Change Limit):
(a)    any Realized Savings from another Line Item, or any Project Budget Realized Savings;
(b)    the reduction of the “Building Contingency” Line Item in the Building Budget;
(c)    additional Cash equity irrevocably contributed to the Borrower after the Closing Date in a manner not prohibited by the Loan Agreement, or  Cash proceeds of Subordinated Indebtedness (to the extent permitted under the Loan Agreement) provided to the Borrower after the Closing Date, in each case, deposited (and recorded as such) in the Building Loan Company Funds Account (excluding amounts funded pursuant to the Completion Guaranty);
(d)    amounts funded pursuant to the Completion Guaranty; or
(e)    Contingency Transfers utilizing amounts under the “Project Contingency” Line Item in the Project Budget; or
(f)    Contingency Transfers utilizing amounts under the “Flex Contingency” Line Item in the Project Budget.
6.1.2    Building Budget Amendment Process. Any amendment to the Building Budget shall be in writing. Any such amendment shall identify with reasonable particularity (a) the Line Item to be increased or decreased (if any), (b) the amount of the increase or decrease

(if any), (c) in the event of an increase in a Line Item, the source proposed to be utilized to pay for the increase in accordance with Section 6.1.1, and (d) in the case of a decrease in a Line Item, the Realized Savings in the amount of such decrease. The parties acknowledge that a portion of any cost reduction achieved with respect to the work performed under a Construction Contract or subcontract may be payable to the Construction Manager or another Contractor or subcontractor under such Construction Contract or subcontract (subject to the conditions contained in the Construction Management Agreement, such other Construction Contract or subcontract with respect to application of savings), and that, in such case, the entire reduction may not become Realized Savings. Construction Line Items may be reduced only upon obtaining, and in the amount of, Realized Savings. Any amounts of Realized Savings, contingency amounts or previously allocated reserves so identified for use in connection with a particular Line Item thenceforth shall be deemed dedicated to the particular Line Item, unless and until the Building Budget is amended to reduce the amounts budgeted for the Line Item of the Building Budget. In the event Project Budget Realized Savings is utilized as a source for any Line Item increase hereunder, then there shall be a corresponding amendment to the Project Budget pursuant to Section 6.1 of the Project Disbursement Agreement reflecting such reallocation of funds.
6.1.3    Building Budget Amendment Certificate. The Borrower shall submit the Building Budget amendment to the Disbursement Agent, the Administrative Agent and the Collateral Agent by an Officer’s Certificate substantially in the form of Exhibit C (a “Building Budget Amendment Certificate”), together with the certificates of the Construction Manager and EV Contractor (for the Construction Management Agreement and EV Construction Contract, respectively, if modified by such Building Budget amendment) and the Construction Consultant, substantially in the form of Exhibits 1 and 2 to the Building Budget Amendment Certificate. If the Building Budget amendment requires the filing of an amended Section 22 Lien Law Affidavit, the Borrower shall also satisfy the requirement of Section 4.1.2(m) as a condition of the effectiveness of such Building Budget amendment. Upon submission of such Building Budget Amendment Certificate, together with the Exhibits thereto, and the filing of the Section 22 Lien Law Affidavit in accordance with Section 4.1.2(m) and Section 6.1.4, if applicable, such amendment shall become effective hereunder, and the Building Budget for the Project shall thereafter be as so amended.
6.1.4    Section 22 Lien Law Affidavit. Notwithstanding anything contained in this Section 6.1 to the contrary, if, in connection with any Building Budget amendment, any Construction Contract Amendment, or otherwise, any of the amounts set forth in the Section 22 Lien Law Affidavit executed on the Closing Date (as may have been previously updated in accordance with this Section) shall change such that the Section 22 Lien Law Affidavit would misrepresent the amount available for Costs of Improvement, the Borrower shall (i) have complied with the requirements of Section 4.1.2(m), if applicable, and (ii) the Borrower shall prepare, execute and deliver an amended Loan Agreement and Section 22 Lien Law Affidavit, in form and substance reasonably satisfactory to the Administrative Agent, Disbursement Agent and the Construction Consultant, to the Collateral Agent for filing in Sullivan County Clerk’s Office and such filing shall take place prior to any further disbursements from the Building Loan Proceeds Account.
6.1.5    Debt Financing Cost Line Item. In connection with any change to the Scheduled Casino Opening Date pursuant to Section 6.15 that extends the Scheduled Casino

Opening Date and/or the Casino Opening Deadline in effect as of the Closing Date, (i) Borrower shall amend the Building Budget in a manner consistent with the provisions of Section 4.1.2(m) and Section 6.1.2 to increase the Total Budgeted Amount with respect to the “Debt Financing Costs” Line Item to cover Debt Financing Costs through the then applicable Interest Reserve Date, and (ii) the funds for such increase shall be made available in the Building Budget from funds available pursuant to Section 6.1.1(c) or as otherwise permitted under Section 6.15.
6.2    Construction Contract Amendment Process. The Borrower shall not enter into or approve any Construction Contract Amendment except as set forth in this Section 6.2. The Borrower shall have the right from time to time as provided below, to amend or permit the amendment of any Construction Contract including to change the scope of work for any portion of the Project and/or the Borrower’s payment obligations in connection therewith.
Any Construction Contract Amendment that (i) results in a cost increase in a Key Construction and Design Contract in excess of $500,000 individually or, when taken together with all other Construction Contract Amendments, results in a cost increase of $1,500,000 in the aggregate, (ii) when taken together with all related Construction Contract Amendments and after giving effect to any new, related Construction Contracts, results in a material lessening of the scope or quality of the work constituting the design or construction of the Project, or (iii) when taken together with all additions hereunder and under Section 6.2 of the Project Disbursement Agreement, results in the likely addition of three (3) or more weeks to the Project Schedule (any such amendment described in clauses (i) through (iii) above, a “Material Construction Contract Amendment”) shall be in writing and shall identify with reasonable particularity all changes being made.
The Borrower shall not permit any Material Construction Contract Amendment to become effective unless and until:
(a) the Borrower and all Contractors party thereto have executed and delivered to the Disbursement Agent, the Construction Consultant, the Administrative Agent and the Collateral Agent the Material Construction Contract Amendment (with the effectiveness thereof subject only to satisfaction of the applicable conditions in clauses (b), (c), (d), (e) and (f) below);
(b) the Borrower has submitted the Material Construction Contract Amendment to the Disbursement Agent and the Administrative Agent together with an Officer’s Certificate substantially in the form of Exhibit D (a “Construction Contract Amendment Certificate”), together with the certificates of the Construction Consultant, the Construction Manager (to the extent the Material Construction Contract Amendment relates to any Construction Contract to which the Construction Manager is a party), the EV Contractor (to the extent the Material Construction Contract Amendment relates to any Construction Contract to which the EV Contractor is a party) and the Architect substantially in the forms of Exhibits 1 through 3 to such Construction Contract Amendment Certificate;
(c) if the Material Construction Contract Amendment will result in an amendment to the Building Budget, the Borrower shall have complied with the requirements of Section 6.1;

(d) if the Material Construction Contract Amendment will cause the Project to no longer be In Balance, then the Borrower shall have complied with the requirements of Section 6.4;
(e) if the Material Construction Contract Amendment will result in an amendment to the Project Schedule, then the Borrower shall have complied with the requirements of Section 6.15 to the extent applicable; and
(f) if the Borrower delivered a payment or performance bond with respect to the applicable Key Construction and Design Contract, then, if requested by the Construction Consultant, the Borrower shall deliver a consent to such Material Construction Contract Amendment from the surety under such bond. Construction Contract Amendments which are not Material Construction Contract Amendments shall not require compliance with the requirements set forth in this Section 6.2 or the approval of the Administrative Agent or any other Person to be effective. However, for the avoidance of doubt, nothing in this Section 6.2 shall relieve the Borrower from complying with the other provisions of this Agreement or the provisions of the Loan Agreement.
6.3    Construction Contracts Entered into after the Closing Date. The Borrower may, from time to time after the Closing Date, enter into Construction Contracts consistent with the Final Plans and Specifications and the Building Budget (as each is in effect from time to time). Each such Construction Contract shall be in writing. The Borrower shall not enter into or permit any other Loan Party to enter into, a new Key Construction and Design Contract (including, without limitation, the EV Contracts) unless and until:
6.3.1    the Borrower and all applicable Contractors party to such Key Construction and Design Contract have executed and delivered the Key Construction and Design Contract (with the effectiveness thereof subject only to satisfaction of the conditions in Sections 6.3.2, 6.3.3, 6.3.4 and 6.3.5);
6.3.2    the Borrower has submitted to the Collateral Agent and the Administrative Agent each of the following, in each case, with a copy to the Disbursement Agent and the Construction Consultant, and, in each case, in form and substance reasonably satisfactory (including in respect of bonding and other support required under such Key Construction and Design Contract) to each of them:
(a) duly completed and executed copies of such Key Construction and Design Contract, together with an Officer’s Certificate in substantially the form of Exhibit H (an “Additional Construction Contract Certificate”) and all exhibits, attachments and certificates required thereby;
(b)  copies of all performance and payment bonds (with original bonds delivered to the Collateral Agent) as any Contractor party to such Key Construction and Design Contract may be required to provide to the Borrower pursuant to such Key Construction and Design Contract or as otherwise required pursuant to Section 4.1.2(b) (which performance and payment bonds shall be in form and substance reasonably satisfactory to

Administrative Agent and otherwise commercially reasonable, and shall name the Collateral Agent as a co-obligee or beneficiary, as applicable); and
(c) duly executed consents to collateral assignment (each, a “Consent”) from each counterparty, substantially in the form of Exhibit F, with such modifications thereto as may be reasonably acceptable to the Administrative Agent, in each case, signed by the counterparty to such Key Construction and Design Contract; provided, however, that a Consent shall not be required where (x) the amount to be paid to the Contractor under such Key Construction and Design Contract and all related Construction Contracts with the same Contractor is less than $5,000,000, or (y) where the Administrative Agent in its sole discretion has waived such requirement in writing;
6.3.3    if entering into such Key Construction and Design Contract will result in an amendment to the Building Budget, the Borrower (a) shall notify the Construction Consultant, the Disbursement Agent, the Collateral Agent and the Administrative Agent and (b) shall have complied with the requirements of Section 6.1;
6.3.4    if entering into such Key Construction and Design Contract will cause the Project to no longer be In Balance, then the Borrower (a) shall notify the Construction Consultant, the Disbursement Agent and the Administrative Agent; and (b) shall have complied with the requirements of Section 6.4; and
6.3.5    if entering into such Key Construction and Design Contract will result in an amendment to the Project Schedule, the Borrower (a) shall notify the Construction Consultant, the Disbursement Agent and the Administrative Agent, and (b) shall have complied with the requirements of Section 6.15 to the extent applicable.
6.4    In Balance Requirement. If the Project shall, at any time, not be In Balance, the Borrower shall cause either (i) additional Cash equity to be provided to the Borrower, or (ii) Cash proceeds of Subordinated Indebtedness (to the extent permitted under, and subject to the limitations in, the Loan Agreement) to be provided to the Borrower, and, in each case, the Borrower shall deposit (and record as such) such funds into the Building Loan Company Funds Account or, if applicable, the Building Loan Interest Reserve Account in an amount sufficient to cause the Project to be In Balance. Such contributions and deposits may, subject to Section 6.1.1, be made from draws under any Completion Guaranty.
6.5    Building Loan Cost Schedule Certificate. The Borrower shall submit an Officer’s Certificate substantially in the form of Exhibit B (a “Building Loan Cost Schedule Certificate”) to the Collateral Agent, the Administrative Agent, the Disbursement Agent and the Construction Consultant concurrently with the delivery of each report required under Section 6.10. Each Building Loan Cost Schedule Certificate shall include a Building Loan Cost Schedule dated no earlier than the last Business Day of the month immediately preceding the month in which such Building Loan Cost Schedule Certificate is delivered, shall be delivered simultaneously with the delivery of the Project Cost Schedule Certificate pursuant to Section 6.5 of the Project Disbursement Agreement, and shall set forth:
(a) for each Line Item in the Building Budget, each of the items required on Exhibit B;
(b) (i) the actual investment income earned on the Building Loan Company Funds Account, the Building Loan Proceeds Account, and, until the Interest Reserve Date, the Building Loan Interest Reserve Account, through a date no earlier than thirty (30) days prior to the date of the Building Loan Cost Schedule, (ii) the additional amount of investment income which the Borrower reasonably anticipates will accrue on the Building Loan Company Funds Account and the Building Loan Proceeds Account from such date through the date that the Borrower reasonably anticipates that the Completion Date will occur, and (iii) the additional amount of investment income which the Borrower reasonably anticipates will accrue on the Building Loan Interest Reserve Account from such date through the Interest Reserve Date;
(c)    the then-applicable BLDA Share, BLDA Bond Amount Share (including any changes thereto arising from application of Section 6.11 of the Project Disbursement Agreement) and Construction Balancing Cash (which, for the avoidance of doubt, shall equal the amount therefor as designated in the then-applicable Project Cost Schedule under and as defined in the Project Disbursement Agreement); and
(d) a calculation, certified by the Borrower, of the Remaining Costs with respect to each Line Item in the Building Budget, and the Available Construction Funds as of such date. In addition, the Borrower shall, from time to time, deliver to the Administrative Agent and the Construction Consultant any back-up or supporting documentation or other information with respect to the items on the Building Loan Cost Schedule as may be reasonably requested by any of them.
6.6    Final Plans and Specifications; Scope Changes. The Borrower shall not construct or permit to be constructed any material portion of the Project except in substantial conformity with the Final Plans and Specifications for such portion of the Project. The Borrower shall use commercially reasonable efforts to cause the Plans and Specifications to become the Final Plans and Specifications as soon as reasonably practicable.
The Borrower shall not direct, consent to or enter into any Scope Change if such Scope Change, in the reasonable judgment of the Construction Consultant (based on its experience, familiarity and review of the Project and the representations and certifications provided by the Borrower, the Architect, the Construction Manager, the EV Contractor and the EV Architect, as applicable):
(a) will increase the total amount of Building Loan Costs, unless the Borrower complies with the requirements of Section 6.4 and/or amends the Building Budget as provided in Section 6.1 so that, after giving effect to the proposed Scope Change, the Project shall be In Balance;
(b) could reasonably be expected to delay the Casino Opening Date beyond the then-applicable Scheduled Casino Opening Date, or the Completion Date beyond the then-applicable Scheduled Completion Date;

(c) is not consistent with constructing the Project to include the Minimum Facilities, or
(d) will materially modify the Final Plans and Specifications (or cause any Plans and Specifications to become Final Plans and Specifications), unless such Final Plans and Specifications, as amended (or any Plans and Specifications which will become Final Plans and Specifications), have been delivered to the Construction Consultant, together with a Final Plans and Specifications Amendment Certificate substantially in the form of Exhibit G delivered to the Administrative Agent, with a copy to the Disbursement Agent and the Construction Consultant; provided, however, that the foregoing provisions of clause (d) of this Section 6.6 shall only apply to Scope Changes if the aggregate amount of all Scope Changes hereunder totals $2,500,000 or more after giving effect to the contemplated Scope Change. The Borrower shall provide a complete set of Final Plans and Specifications, as then in effect, to the Construction Consultant upon request.
6.7    Notice that Project is Operating. Promptly after (but in any event within ten (10) Business Days after) the Casino Opening Date, the Borrower shall deliver an Officer’s Certificate substantially in the form of Exhibit E-1 to the Disbursement Agent, the Administrative Agent, the Collateral Agent and the Construction Consultant to the effect that the conditions to the Casino Opening Date (as set forth in the definition thereof) have been satisfied and that the Project is operating, together with a certificate from the Construction Consultant substantially in the form of Exhibit 1 to Exhibit E-1. The parties hereto acknowledge and agree that the Casino may be open for business prior to the opening of the Hotel.
6.8    Application of Insurance, Condemnation and Other Recovery Event Proceeds. In the event of any damage, destruction, taking or breach of an obligation under any document or contract resulting in a Recovery Event with respect to the Project, the Borrower shall (a) promptly upon discovery or receipt of notice thereof provide written notice thereof to the Disbursement Agent, the Collateral Agent, the Administrative Agent, and (b) diligently pursue on a commercially reasonable basis all its rights to compensation against all relevant insurers, reinsurers, counterparties and/or any Governmental Authority, as applicable, in respect of such event to the extent that the Borrower has a reasonable basis for a claim for compensation or reimbursement (that in the Borrower’s reasonable opinion is collectible), including under any insurance policy required to be maintained hereunder or under the Loan Documents. The Borrower shall cause all Restoration Proceeds received prior to the Completion Date to be paid by the insurers, reinsurers, counterparties, any Governmental Authority or other payors directly to the Disbursement Agent for deposit in the Building Loan Company Funds Account (or in the Project Company Funds Account under and as defined in the Project Disbursement Agreement, as reasonably determined by the Borrower with the prior consent of the Administrative Agent in consultation with the Construction Consultant, such consent not to be unreasonably withheld or delayed); provided, however, that with the prior consent of the Administrative Agent in consultation with the Construction Consultant, Restoration Proceeds in an amount not to exceed $2,500,000 may be deposited into the Building Loan Disbursement Account and/or the Project Disbursement Account under and as defined in the Project Disbursement Agreement if such amount is sufficient to restore the loss or damage to the Project. If any such Restoration Proceeds are paid directly to the Borrower, any Affiliate of the Borrower, the Collateral Agent, or the Administrative Agent, (i) such Restoration Proceeds shall be received in trust for the Disbursement Agent, (ii) such Restoration Proceeds shall be segregated from other funds of the Borrower or such other Person, and (iii) the Borrower or such other Person shall deposit (or, if applicable, the Borrower shall cause such of its Affiliates to deposit) such Restoration Proceeds in the Building Loan Company Funds Account (or in the Project Company Funds Account under and as defined in the Project Disbursement Agreement, as reasonably determined by the Borrower with the prior consent of the Administrative Agent, in consultation with the Construction Consultant, such consent not to be unreasonably withheld or delayed). Any such Restoration Proceeds deposited into the Building Loan Company Funds Account and/or Building Loan Disbursement Account shall be applied (x) to the extent permitted hereunder, to pay Building Loan Costs pursuant to the requirements of Section 4, or (y) to the extent required under the Loan Agreement, to prepay the Obligations. Notwithstanding the foregoing, the application of Restoration Proceeds hereunder shall be subject to the terms of the Ground Lease, so long as an Event of Default hereunder shall not have occurred and be continuing.
6.9    Diligent Construction of the Project. The Borrower shall take or cause to be taken all action, make or cause to be made all contracts and do or cause to be done all things, in each case, necessary to construct the Project diligently in accordance with the Final Plans and Specifications and the Construction Contracts.
6.10    Reports. Prior to achieving Final Completion, the Borrower shall deliver to the Administrative Agent, the Construction Consultant and the Disbursement Agent, within thirty (30) days after the end of each month: (a) a monthly status report describing in reasonable detail the progress of the construction of the Project since the immediately preceding status report hereunder, including the cost incurred to the end of such month, an estimate of the time and cost required to complete the Project, and such other information which the Administrative Agent, the Construction Consultant or the Disbursement Agent may reasonably request; and (b) all written progress reports, if any, provided by each Contractor directly to the Borrower pursuant to a Key Construction and Design Contract.
6.11    Notices. Promptly, but in any event within 10 Business Days upon acquiring or giving notice or obtaining knowledge thereof, the Borrower shall provide to the Disbursement Agent, the Construction Consultant, the Collateral Agent and the Administrative Agent written notice of:
(a)    any event, occurrence or circumstance which could reasonably be expected to cause the Project to not be In Balance or which could render the Borrower incapable of, or prevent the Borrower from (i) achieving the Casino Opening Date on or before the Scheduled Casino Opening Date or the Completion Date on or before the Scheduled Completion Date, or (ii) meeting any material obligation under the Key Construction and Design Contracts as and when required thereunder;
(b)    any termination or event of default or notice thereof under any Key Construction and Design Contract, other than terminations of Key Construction and Design Contracts in the ordinary course due to completion of the work thereunder;

(c)    any notice of any schedule delay (including for a Force Majeure Event) delivered under the Construction Management Agreement or EV Construction Contract and all remedial plans and updates thereof;
(d)    “Substantial Completion” or “Final Completion” (or comparable) certificates or notices thereof delivered under any Key Construction and Design Contract; and
(e)    any matter that would require the delivery by the Borrower of an amended building loan agreement and Section 22 Lien Law Affidavit pursuant to Section 6.1.4.
6.12    New Permits and Permit Modifications. Promptly, and in any event within ten (10) Business Days after receipt thereof, the Borrower shall deliver to the Collateral Agent, the Administrative Agent, the Construction Consultant and the Disbursement Agent copies of all material Applicable Permits (and, upon the request of the Collateral Agent, Administrative Agent, Disbursement Agent or Construction Consultant, shall deliver copies of any other Applicable Permits) that are obtained by the Borrower or any other Loan Party after the Closing Date, and any amendment, supplement or other modification to any material Applicable Permit received by the Borrower or any Loan Party after the Closing Date.
6.13    Retainage Amounts. The Borrower shall, and shall cause the Construction Manager (and the EV Contractor, as the case may be) to, withhold as Retainage Amounts from each Contractor Subject to Retainage an amount (a) not less than ten percent (10%) of each payment made to such Contractor Subject to Retainage pursuant to its respective Construction Contract, until such time as the applicable Contractor Subject to Retainage shall have completed fifty percent (50%) of the work under its respective contract; (b) thereafter, not less than five percent (5%) of each payment made to such Contractor Subject to Retainage pursuant to its respective Construction Contract, until such time as the applicable Contractor Subject to Retainage shall have substantially completed all of its work under its respective contract; and (c) thereafter, not less than two and a half percent (2.5%) of each payment made to such Contractor Subject to Retainage pursuant to its respective Construction Contract, until such time as the applicable Contractor Subject to Retainage shall have finally completed all of its work under its respective contract; and (d) not less than one hundred percent (100%) of the amount of defective or incomplete work, as and to the extent permitted pursuant to the terms of the applicable Construction Contract or under applicable law.
6.14    Utility Easement Modifications. The Borrower shall diligently cause all utility or other easements, if any, that would materially interfere with the construction or maintenance of the improvements within the Project to be removed as expeditiously as possible. Notwithstanding the foregoing, the Borrower shall remove such easements before they interfere in any material respect with the prosecution, in accordance with the Project Schedule, of the work involved with the Project, and in any event, prior to the Casino Opening Date.
6.15    Project Schedule Amendments. The Borrower may, from time to time, amend the Project Schedule; provided, however, that any such amendment that has the effect of extending the Scheduled Casino Opening Date or the Scheduled Completion Date shall be subject to the following:

6.15.1  Scheduled Casino Opening Date Extension.  The Borrower may, from time to time, amend the Project Schedule to extend the Scheduled Casino Opening Date,  as follows:
            a.         The parties acknowledge that as of the Closing Date, the Scheduled Casino Opening Date and the Casino Opening Deadline are both March 1, 2018.  Accordingly, any extension of the Scheduled Casino Opening Date under this Section 6.15 shall result in a simultaneous, day-for-day extension of the Casino Opening Deadline, such that the two dates shall at all times remain the same;
            b.         In no event shall the Scheduled Casino Opening Date (and, correspondingly, the Casino Opening Deadline) be extended beyond September 1, 2018;
            c.           Borrower shall deliver to the Disbursement Agent, the Construction Consultant and the Administrative Agent a revised Project Schedule reflecting the new Scheduled Casino Opening Date;
            d.         Borrower shall have caused additional Cash equity to be deposited into the Building Loan Company Funds Account, the Project Company Funds Account and/or the Building Loan Interest Reserve Account to the extent required (and in an amount sufficient for) the Project to be In Balance, and shall have amended the Building Budget in accordance with Section 6.1 hereof and the Project Budget in accordance with  Section 6.1 of the Project Disbursement Agreement, in each case with respect to the changes in each such budget that will result from the extension of the Scheduled Casino Opening Date and Casino Opening Deadline hereunder; provided however, that for the purpose of satisfying clause (b)  of the definition of “In Balance” hereunder, the proceeds of:
(i) Realized Savings hereunder;
(ii) Project Budget Realized Savings;
(iii) Contingency Transfers utilizing amounts in respect of the “Flex Contingency” Line Item under the Project Disbursement Agreement; and
(iv) Interest Reserve Contingency Transfers, up to the Interest Reserve Contingency Transfer Limit;
may be deposited into the Building Loan Interest Reserve Account pursuant to (x) an amendment of the Building Budget hereunder, (y) a corresponding amendment to the Project Budget pursuant to Section 6.1 of the Project Disbursement Agreement (in the case of utilization of Project Budget Realized Savings, Contingency Transfers utilizing amounts in respect of the “Flex Contingency” Line Item under the Project Disbursement Agreement, or Interest Reserve Contingency Transfers), and (z) a written request for such transfer from Borrower to Disbursement Agent accompanied with a certification that no Default or Event of Default has occurred and is continuing (or will result from such transfer), and that the Project will otherwise be In Balance (as defined herein and in the Project Disbursement Agreement) before and after giving effect to such transfer); and
                        e. Borrower shall have provided the Disbursement Agent and the Administrative Agent with evidence reasonably satisfactory to them that the Gaming Authorities have approved a corresponding  extension of the Casino Opening Date under the Gaming License Conditions.

                6.15.2  Scheduled Completion Date Extension.  The Borrower may, from time to time, amend the Project Schedule to extend the Scheduled Completion Date (but in no event beyond  the Outside Completion Deadline), by delivering to the Disbursement Agent, the Construction Consultant and the Administrative Agent a revised Project Schedule reflecting the new Scheduled Completion Date, and complying with the provisions of Section 6.1 hereof (and Section 6.1 of the Project Disbursement Agreement) with respect to the changes in the Building Budget (and Project Budget, respectively) that will result from the extension of the Scheduled Completion Date. including the requirement that the Project be In Balance. In the event that such extension of the Scheduled Completion Date requires an extension of the Scheduled Casino Opening Date, then Borrower shall also comply with the provisions of Section 6.15.1 above. For the avoidance of doubt, any extension of the Casino Opening Deadline and the Scheduled Completion Date in accordance with this Section 6.15 shall not modify any of Borrower’s obligations under this Agreement or under all applicable terms and provisions of the Loan Agreement pertaining to any such extension.
6.16    Lien Law. The Borrower covenants that any amounts disbursed from the Building Loan Proceeds Account shall be used for only the purposes of paying Costs of Improvement and in accordance with the Section 22 Lien Law Affidavit.
6.17    Trust Fund. The Borrower shall receive all disbursements of proceeds of the Loans and hold the right to receive all such disbursements as a trust fund in accordance with the provisions of Section 13 of the Lien Law to be applied first for the purpose of paying the Costs of Improvement incurred by the Borrower, and shall apply all such disbursements first to the payment of the Costs of Improvement incurred by the Borrower before using any part of the disbursements for any other purpose. Nothing herein shall impose upon the Disbursement Agent, the Collateral Agent, the Administrative Agent or the other Secured Parties any obligation to see to the proper application of such amounts by the Borrower. The proceeds of the Loans shall be used solely for the payment of Costs of Improvement in accordance with the Lien Law of the State of New York.

7.    Events of Default. Upon the occurrence of any of the following specified events (each, an “Event of Default”):
(a)    the occurrence and continuation of an “Event of Default” under the Loan Agreement or any other Loan Document;
(b)    the failure, from time to time, of the Project to be In Balance, which failure shall continue for thirty (30) consecutive days without being cured;

(c)    any representation, warranty or certification made by the Borrower or any other Loan Party in this Agreement, any Disbursement Request or any other certificate submitted pursuant hereto shall be found to have been incorrect in any material respect when made or deemed to be made; provided, however, that if a representation and warranty contains a materiality or Material Adverse Effect qualification, the materiality qualifier in this Section 7(c) shall be disregarded for purposes of such representation and warranty;
(d)    the Borrower shall fail to perform or observe any of its obligations under Section 6.1.4;
(e)    the Borrower shall fail to perform or observe any of its obligations hereunder (other than those listed in clauses (a), (b), (c) or (d) above) where such Default shall not have been remedied within thirty (30) days after the earlier of (i) the Borrower or any other Loan Party becoming aware of such breach or Default, or (ii) notice of such failure from the Disbursement Agent, the Collateral Agent or the Administrative Agent to the Borrower;
(f)    the Borrower or any Loan Party shall breach or default under any material term, condition, provision, covenant, representation or warranty contained in any Key Construction and Design Contract and such breach or default shall continue unremedied for fifteen (15) days after the earlier of (i) the Borrower or any other Loan Party becoming aware thereof; or (ii) receipt by the Borrower or any other Loan Party of notice thereof from the Disbursement Agent, the Collateral Agent or the Administrative Agent; provided, however, that so long as (x) such breach or default could not reasonably be expected to result in a Material Adverse Effect; and (y) such breach or default is reasonably susceptible to cure within a further forty-five (45) days but cannot be cured within such original fifteen (15) day period despite the Borrower’s good faith and diligent efforts to do so, then the cure period shall be extended as is reasonably necessary beyond such original fifteen (15) day period (but such extension shall in no event be longer than forty-five (45) additional days) if remedial action reasonably likely to result in cure is promptly instituted within such original fifteen (15) day period and is continued until the breach or default is remedied;
(g)    any party (other than the Borrower or any other Loan Party) shall breach or default under any material term, condition, provision, covenant, representation or warranty contained in any Key Construction and Design Contract to which any Loan Party is a party and such breach or default shall continue unremedied for thirty (30) days after the earlier of (i) the Borrower or any other Loan Party becoming aware thereof, or (ii) receipt by the Borrower or any other Loan Party of notice thereof from the Collateral Agent, the Administrative Agent or the Disbursement Agent; provided, however, that:
(A)    if such breach or default is reasonably susceptible to cure within seventy-five (75) days but cannot be cured within such original thirty (30) days despite such other party’s good faith and diligent efforts to do so, the cure period shall be extended as is reasonably necessary beyond such original thirty (30) day period (but shall in no event be longer than seventy-five (75) days) and only if remedial action reasonably likely to result in cure is promptly instituted within such original thirty (30) day period and is thereafter diligently pursued until the breach or default is remedied; and

(B)    no Event of Default shall be deemed to have occurred as a result of such breach or default if the Borrower provides written notice to the Collateral Agent, the Administrative Agent and the Disbursement Agent promptly upon (but in no event more than two (2), Business Days after) the Borrower or any other Loan Party becoming aware thereof that the Borrower intends to replace such Key Construction and Design Contract (or that replacement is not necessary); and
(1)    the Borrower obtains a replacement obligor or obligors reasonably acceptable to the Administrative Agent (in consultation with the Construction Consultant) for the affected party (if in the reasonable judgment of the Disbursement Agent or the Administrative Agent (in consultation with the Construction Consultant) a replacement is necessary);
(1)    the Borrower enters into a replacement Key Construction and Design Contract in accordance with Section 6.3 on terms no less beneficial to the Borrower and the Secured Parties in any material respect than the Key Construction and Design Contract so breached (or otherwise reasonably satisfactory to the Disbursement Agent and the Administrative Agent) within seventy-five (75) days of such breach (if in the reasonable judgment of the Administrative Agent (in consultation with the Construction Consultant) a replacement is necessary and the applicable counterparty has not theretofore cured its breach); provided, further, however, that the replacement Key Construction and Design Contract may require the Borrower to pay amounts to the replacement obligor in excess of those that would otherwise have been payable under the breached Key Construction and Design Contract if such additional payments in the reasonable judgment of the Administrative Agent, in consultation with the Construction Consultant, do not cause the Project to fail to be In Balance; and
(3)    such breach or default, after considering any replacement obligor and replacement Key Construction and Design Contract and the time required to implement such replacement, has not had and could not reasonably be expected to have a Material Adverse Effect
(h)    any of the Key Construction and Design Contracts to which any Loan Party is a party shall have terminated, become invalid or illegal, or otherwise ceased to be in full force and effect (other than in the ordinary course at the end of its stated term); provided, however, that (i) with respect to the Construction Management Agreement, the Borrower shall be permitted fifteen (15) Business Days in which to cure such contract termination, invalidity, illegality or cessation, and (ii) with respect to any Key Construction and Design Contract to which any Loan

Party is a party other than the Construction Management Agreement, no Event of Default shall be deemed to have occurred as a result of such termination, invalidity, illegality or cessation if the Borrower provides written notice to the Collateral Agent, the Administrative Agent and the Disbursement Agent promptly upon (but in no event more than two (2) Business Days after) the Borrower or any Loan Party becoming aware of such Key Construction and Design Contract terminating, becoming invalid or illegal, or otherwise ceasing to be in full force or effect, that the Borrower intends to replace such Key Construction and Design Contract (or that replacement is not necessary) and:
(A)    the Borrower obtains a replacement obligor or obligors reasonably acceptable to the Administrative Agent, for the affected party (if in the reasonable judgment of the Administrative Agent, in consultation with the Construction Consultant, a replacement is necessary);
(B)    the Borrower enters into a replacement Key Construction and Design Contract in accordance with Section 6.3, on terms no less beneficial to the Borrower and the Secured Parties in any material respect than the Key Construction and Design Contract so terminated, invalidated, deemed illegal or ceased (or otherwise as reasonably satisfactory to the Disbursement Agent and the Administrative Agent), within sixty (60) days of such termination, invalidity, illegality or cessation (if in the reasonable judgment of the Administrative Agent, in consultation with the Construction Consultant, a replacement is necessary); provided, however, that the replacement Key Construction and Design Contract may require the Borrower to pay additional amounts to the replacement obligor that would have otherwise been payable under the terminated Key Construction and Design Contract if such additional payments in the reasonable judgment of the Administrative Agent, in consultation with the Construction Consultant, do not cause the Project to fail to be In Balance; and
(C)    such termination, invalidity, illegality or cessation, after considering any replacement obligor and replacement Key Construction and Design Contract and the time required to implement such replacement, has not had and could not reasonably be expected to have a Material Adverse Effect.
(i)    the Borrower shall abandon the Project or, for a consecutive period in excess of ten (10) days (excluding for purposes hereof the period during which a Force Majeure Event has occurred and is continuing, provided that the Borrower has provided notice thereof to the Administrative Agent, the Disbursement Agent and the Construction Consultant and such other information as any such party may reasonably request), otherwise cease to pursue the construction, development or operations of the Project;
(j)    the Construction Consultant shall at any time reasonably determine (based on its experience, familiarity and review of the Project and information and schedules provided by the Borrower and the Contractors) that either the Casino Opening Date is likely to occur later than seventy-five (75) days after the Scheduled Casino Opening Date, or that the Completion Date is likely to occur later than seventy-five (75) days after the Scheduled Completion Date, which Default shall not have been remedied, whether by amendment to the Scheduled Casino Opening Date or Scheduled Completion Date in accordance with Section 6.15 or otherwise, within thirty (30) days of notice of such determination by the Construction Consultant; or
(k)    failure to achieve the Casino Opening Date on or before the Scheduled Casino Opening Date or the Completion Date on or before the Scheduled Completion Date (as the same may have been extended pursuant to Section 6.15).
and during the continuance of an Event of Default, the Collateral Agent, the Administrative Agent or the Disbursement Agent may, without further notice of default, presentment or demand for payment, protest or notice of non-payment or dishonor, or other notices or demands of any kind, all such notices and demands being waived (to the extent permitted by applicable law), exercise any or all rights and remedies at law or in equity (in any combination or order that such Persons may elect, subject to the foregoing), including without limitation or prejudice to such Person’s other rights and remedies, (x) subject to the terms and provisions of Section 3.2, refuse, and such Persons shall not be obligated, to make or cause to be made any Disbursements or make or cause to be made any payments from any Account or other funds (whether or not held by the Disbursement Agent by or on behalf of the Borrower), and (y) exercise any and all rights and remedies available under any of the Loan Documents.
8.    Limitation of Liability.
(a) The Disbursement Agent’s responsibility and liability under this Agreement shall be limited as follows:
(i) the Disbursement Agent does not represent, warrant or guaranty to the Collateral Agent, the Administrative Agent or the Lenders the performance of the Borrower, the Construction Consultant, the Architect, any Contractor or provider of materials or services in connection with construction of the Project;
(ii) the Disbursement Agent shall have no responsibility to the Borrower, the Collateral Agent, the Administrative Agent or the Lenders as a consequence of performance by the Disbursement Agent hereunder except for any bad faith, fraud, gross negligence or willful misconduct of the Disbursement Agent (as determined by a court of competent jurisdiction in a final and nonappealable judgment);
(iii) the Borrower shall remain solely responsible for all aspects of its business and conduct in connection with its property and the Project, including, but not limited to, the quality and suitability of the Plans and Specifications (and Final Plans and Specifications), the supervision of the work of construction, the qualifications, financial condition and performance of all architects, engineers, contractors, subcontractors, suppliers, consultants and property managers, the accuracy of all applications for payment, and the proper application of all Disbursements;

(iv) the Disbursement Agent is not obligated to supervise, inspect or inform the Borrower, the Collateral Agent, the Administrative Agent, the Contractors, the Construction Consultant or any third party of any aspect of the construction of the Project or any other matter referred to above; and
(v) the Disbursement Agent owes no duty of care to the Borrower, the Construction Consultant, any Contractor or any other Person to protect against, or to inform any such party against, any negligent, faulty, inadequate or defective design or construction of the Project.
(b)    The Disbursement Agent shall have no duties or obligations hereunder except as expressly set forth herein (including with respect to review of the substantive terms and conditions of any contracts delivered to the Disbursement Agent), shall be responsible only for the performance of such duties and obligations, shall not be required to take any action otherwise than in accordance with the terms hereof, and shall not be in any manner liable or responsible for any loss or damage arising by reason of any act or omission to act by it hereunder or in connection with any of the transactions contemplated hereby, including, but not limited to, any loss that may occur by reason of forgery, false representations or any other reason, except for its own bad faith, fraud, gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and nonappealable judgment). The Disbursement Agent shall be deemed to have satisfied its obligations to make or cause to be made any Disbursement required hereunder upon the delivery of the applicable Disbursement Request or other written instruction, duly acknowledged by the Disbursement Agent, to the applicable securities intermediary or account bank under the applicable Control Agreement in respect of the applicable Account or Accounts from which such Disbursement is to be made, and the Borrower hereby constitutes and appoints the Disbursement Agent its true and lawful attorney-in-fact to give such instructions, and this power of attorney shall be deemed to be a power coupled with an interest and shall be irrevocable.
(c)    The Disbursement Agent shall have no liability for the failure of any such securities intermediary or account bank (including but not limited to any Account Bank) to comply with any Disbursement Request or other written instructions. Copies of any Building Budget Amendment Certificate, Contract Amendment Certificate, Final Plans and Specifications Amendment Certificate or Additional Construction Contract Certificate that are provided to the Disbursement Agent pursuant to this Agreement or otherwise shall not be construed as requiring the Disbursement Agent’s approval of, nor shall the Disbursement Agent be liable or in any way responsible for, the Building Budget, Construction Contract or Final Plans and Specifications associated therewith. In addition, the Disbursement Agent shall have no responsibility to inquire into or determine the genuineness, authenticity, or sufficiency of any certificates, documents or instruments submitted to it in connection with its duties hereunder, and shall be entitled to deem the signatures on any such certificates, documents or instruments submitted to it hereunder as being those purported to be authorized to sign such certificates, documents or instruments on behalf of the parties hereto, and shall be entitled to rely upon the genuineness of the signatures of such signatories without inquiry and without requiring substantiating evidence of any kind. To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against the Disbursement Agent, the Collateral Agent and the Administrative Agent (and each of their affiliates, and each of their and their affiliates’ officers, directors, agents and employees) for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement, instrument or transaction contemplated hereby. In taking or omitting to take any action hereunder, the Disbursement Agent shall be entitled to rely on the advice or statement of counsel (including statements of counsel to the Borrower) and shall incur no liability in following such advice or statement. The Disbursement Agent agrees to engage the Construction Consultant for the purpose of taking the actions to be taken under this Agreement by the Construction Consultant. The Construction Consultant shall be required to act reasonably and in good faith in making determinations and carrying out its duties, rights and responsibilities hereunder. In addition, the parties hereto agree that the Collateral Agent shall not incur any liability from its acts or omissions hereunder, and the Collateral Agent is hereby released from any such liability, except to the extent such liability results from the fraud, bad faith, gross negligence or willful misconduct of the Collateral Agent (as determined by a court of competent jurisdiction in a final and nonappealable judgment).
9.    Indemnity; Protections and Immunities.
(a)        The Borrower shall indemnify, hold harmless and defend the Disbursement Agent and its affiliates and its and its affiliates’ officers, directors, agents and employees (collectively, the “Indemnitees”) from and against any and all claims, actions, obligations, liabilities and expenses, including defense costs, investigative fees and costs, reasonable legal fees (limited to not more than one primary counsel, one local counsel, and one gaming counsel, and excluding the cost of in-house counsel), and claims for damages, arising from the Disbursement Agent’s performance under this Agreement (but specifically excluding any claims for special, indirect, consequential or punitive damages) except to the extent that such liability, expense, action, obligation or claim is attributable to the bad faith, fraud, gross negligence or willful misconduct of an Indemnitee (as determined by a court of competent jurisdiction in a final and non-appealable judgment). In addition, the Borrower agrees to indemnify the Disbursement Agent as an “Agent” in accordance with Section 9.05 of the Loan Agreement, and hereby agrees that the Disbursement Agent shall be deemed an “Agent” and entitled to each of the benefits and remedies of an “Agent” under such Section, which is hereby incorporated by reference. The foregoing indemnities in this Section 9 shall survive the resignation or substitution of the Disbursement Agent or the termination of this Agreement. The Borrower shall indemnify, hold harmless and defend the Disbursement Agent, the Collateral Agent, the Administrative Agent and the other Secured Parties, and their respective affiliates and their respective affiliates’ officers, directors, agents and employees from and against any proceedings that any person institutes against the Borrower, the Disbursement Agent, the Collateral Agent, the Administrative Agent, and/or the other Secured Parties alleging a violation of the Lien Law and/or Section 22 Lien Law Affidavit, except to the extent such failure to file was the result of the bad faith, fraud, gross negligence or willful misconduct of the Disbursement Agent, the Collateral Agent, the Administrative Agent or the other Secured Parties(as determined by a court of competent jurisdiction in a final and non-appealable judgment). The indemnity and other obligations of the Borrower under this Section 9 shall not apply with respect to Taxes, other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(b)    The Administrative Agent is executing this Agreement solely as administrative agent under the Loan Agreement. All rights, privileges, protections and immunities in favor thereof under the Loan Documents are incorporated herein by reference, unless such rights, privileges, protections and immunities are specifically set forth herein. The Administrative Agent shall have no liability relating to any action or inaction of the Disbursement Agent, the Borrower, the Collateral Agent or any other party pursuant to this Agreement. The Collateral Agent is executing this Agreement solely as collateral agent. All rights, privileges, protections and immunities in favor thereof under the Loan Agreement are incorporated herein by reference, unless such rights, privileges, protections and immunities are specifically set forth herein. The Collateral Agent shall have no liability relating to any action or inaction of the Administrative Agent, the Disbursement Agent, the Borrower, or any other party pursuant to this Agreement.
10.    Termination.
This Agreement shall terminate upon the earlier of (a) “payment in full” of all Obligations in accordance with the terms of the Loan Agreement; and (b)  the time when (i) every Account hereunder has been closed in accordance with Section 4.6, and (ii) every “Account” (as defined in the Project Disbursement Agreement) has been closed in accordance with the terms thereof; provided, however, that the obligations of the Borrower under Section 9 of this Agreement shall survive termination of this Agreement. For the avoidance of doubt, upon the termination of this Agreement as set forth above, the Accounts shall no longer be required to be subject to a Control Agreement.
11.    Substitution or Resignation of the Disbursement Agent.
11.1    Procedure. A resignation or removal of the Disbursement Agent and appointment of a successor Disbursement Agent shall become effective as provided in this Section 11.
11.1.1    The Disbursement Agent may resign in writing at any time and be discharged from all duties hereunder upon thirty (30) days’ written notice to all parties hereto. Such resignation shall become effective on the date specified in such notice regardless of whether a replacement Disbursement Agent has been appointed at such time. The Administrative Agent may remove the Disbursement Agent as provided below by so notifying the Disbursement Agent and the Borrower in writing no less than fifteen (15) days prior to such removal, if:
(a)    the Disbursement Agent is adjudged by a court of competent jurisdiction to be bankrupt or insolvent or an order for relief is entered by such court with respect to the Disbursement Agent under any Debtor Relief Law;
(b)    a custodian or receiver takes charge of the Disbursement Agent or its property; or
(c)    the Disbursement Agent becomes incapable of acting in its capacity as disbursement agent hereunder, in the sole judgment of the Administrative Agent.

11.1.2    If the Disbursement Agent resigns or is removed or if a vacancy exists in the office of Disbursement Agent for any reason, the successor Disbursement Agent shall be appointed in accordance with Section 8.08 of the Loan Agreement (and the Administrative Agent shall use commercially reasonable efforts to cause such appointment unless a successor Disbursement Agent has already been appointed pursuant to a court in accordance with Section 11.1.3). Any such successor Disbursement Agent shall, so long as no Default or Event of Default has occurred and is continuing, be reasonably acceptable to the Borrower (such acceptance not to be unreasonably withheld or delayed).
11.1.3    If a successor Disbursement Agent does not take office within thirty (30) days after the retiring Disbursement Agent resigns or is removed, then the retiring Disbursement Agent, the Administrative Agent or the Borrower may petition any court of competent jurisdiction for the appointment of a successor Disbursement Agent; provided that until a successor Disbursement Agent has been so appointed, the Collateral Agent shall act as the Disbursement Agent hereunder.
11.1.4    A successor Disbursement Agent shall deliver a written acceptance of its appointment to the retiring Disbursement Agent (if applicable), the Borrower, the Collateral Agent and the Administrative Agent, and upon the later of (a) delivery of such written acceptance and (b) the effective date of the resignation or removal of the prior Disbursement Agent pursuant to Section 11.1.1, such successor Disbursement Agent shall have all the rights, powers and duties of the Disbursement Agent under this Agreement. Any resigned or removed Disbursement Agent shall promptly transfer all nonproprietary documents held by it in its capacity as Disbursement Agent and necessary for the transitioning of its duties to any successor Disbursement Agent.
11.2    Successor Disbursement Agent by Merger, etc. If the Disbursement Agent consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another entity, then the successor entity, without any further act, shall be the successor Disbursement Agent.
11.3    No Consent of Borrower. Subject to Section 11.1, the Borrower acknowledges and agrees that the Administrative Agent shall have the right (but not the obligation) to change the party acting as the “Disbursement Agent” pursuant to and in accordance with the terms of this Agreement without the consent of the Borrower, and the Administrative Agent agrees to provide written notice to the Borrower of any such change.
11.4    Eligibility; Disqualification. The Borrower shall ensure that each Account Bank with respect to the Accounts is at all times a bank chartered under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trust and banking power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $500,000,000 as set forth in its most recent published annual report of condition; provided, however, that, if any Account Bank at any time fails to meet such qualifications, such failure shall not constitute a Default so long as the Borrower promptly replaces such Account Bank in accordance with Section 12.17.

12.    Miscellaneous.
12.1    Delay and Waiver. No delay or omission to exercise any right, power or remedy accruing upon the occurrence of any Default, Event of Default or any other breach or default by the Borrower under this Agreement shall impair any such right, power or remedy of the Disbursement Agent, the Collateral Agent, the Administrative Agent or any Lender nor shall it be construed to be a waiver of any such Default, Event of Default, breach or default, or an acquiescence therein, or in any similar Default, Event of Default, breach or default thereafter occurring, nor shall any waiver of any single Default, Event of Default or other breach or default be deemed a waiver of any other Default, Event of Default or other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any of the Disbursement Agent, the Collateral Agent, the Administrative Agent or any Lender of any Default, Event of Default or other breach or default under this Agreement, or any waiver on the part of any of the Disbursement Agent, the Collateral Agent, the Administrative Agent or any Lender of any provision or condition of this Agreement, must be in writing and shall be effective only to the extent in such writing specifically set forth and any such waiver shall not constitute a continuing waiver of similar or other Defaults, Events of Default, breaches or defaults, nor shall any such waiver constitute a waiver by any other party with respect to such breach or default. All remedies under this Agreement or by law or otherwise afforded to any of the Disbursement Agent, the Collateral Agent, the Administrative Agent or any Lender shall be cumulative and not alternative.
12.2    Invalidity. In case any provision of this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting or impairing the validity, legality or enforceability of any other provisions hereof, and to the extent possible, such invalid, illegal or unenforceable provision shall be deemed replaced by a provision that is valid and enforceable and that comes closest to expressing the intention of such invalid or unenforceable term, and any such invalidity, illegality or unenforceability in any jurisdiction shall not invalidate or render illegal or unenforceable such provision in any other jurisdiction.
12.3    No Authority. The Disbursement Agent shall not have any authority to, and shall not make any warranty or representation or incur any obligation on behalf of, or in the name of, the Collateral Agent, the Administrative Agent or any of the Lenders.
12.4    Assignment. Subject to Section 11 hereof and Section 8.08 of the Loan Agreement, this Agreement is personal to the parties hereto, and the rights and duties of any party hereunder shall not be assignable except with the prior written consent of the other parties. In any event, this Agreement shall inure to and be binding upon the parties and their successors and permitted assigns.
12.5    Benefit. The parties hereto and their respective successors and assigns, but no others, shall be bound hereby and entitled to the benefits hereof.
12.6    Time. Time is of the essence of each provision of this Agreement.
12.7    [Intentionally Omitted.]

12.8    Entire Agreement; Amendments. This Agreement (together with the other Loan Documents) contains the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes any and all prior agreements, understandings and commitments, whether oral or written. This Agreement may be amended only by a writing signed by duly authorized representatives of all of the parties hereto.
12.9    Notices. All notices, requests and demands to or upon the respective parties hereto or the Construction Consultant to be effective shall be in writing (including by facsimile), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or the next Business Day after being deposited with an overnight delivery service, or, in the case of facsimile notice, when received, addressed as follows or to such other address as the applicable parties may hereafter notify to the other parties:

Borrower:	Montreign Operating Company, LLC 204 Route 17B Monticello, NY 12701 Attention: Chief Executive Officer Facsimile: (845) 807-0000 Telephone: (845) 807-0001

With a copy to:	Paul Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York New York 10019 6064 Attention: Harris B. Freidus Facsimile: (212) 373-0064 Email: hfreidus@paulweiss.com
Administrative Agent:	Credit Suisse AG, Cayman Islands Branch Eleven Madison Avenue New York, New York 10010 Attention: Sean Portrait – Agency Manager Facsimile: (212) 322-2291 Email: agency.loanops@credit-suisse.com

Disbursement Agent:
Credit Suisse AG, Cayman Islands Branch
Eleven Madison Avenue
New York, New York 10010
Attention: Sean Portrait – Agency Manager, Shawan Fox
Facsimile: (212) 322-2291
Email: agency.loanops@credit-suisse.com
shawan.fox@credit-suisse.com

Collateral Agent:
Credit Suisse AG, Cayman Islands Branch
Eleven Madison Avenue, 2nd Floor
New York, New York 10010
Attention: Loan Operations – Boutique Management
Facsimile: (212) 538-6106
Email: list-ops-collateral@credit-suisse.com

in the case of the Administrative Agent, the Collateral Agent or the Disbursement Agent, with a copy to:	Latham & Watkins LLP 12670 High Bluff Drive San Diego, CA 92130 Attention: Brett Rosenblatt, Esq. Facsimile: (858) 523-5401 Telephone: (858) 523-5450

Construction Consultant:	CBRE, Inc., d/b/a Inspection & Valuation International 55 West Red Oak Lane White Plains, New York 10604 Attention: Paul DeMicco Facsimile: (914) 694-4007 Telephone: (914) 694-1900

Notwithstanding anything to the contrary contained herein, any deliveries of Plans and Specifications, warranty documentation, Construction Contracts or other documentation required to be delivered to any Person hereunder in order to satisfy the conditions to Completion, Final Completion or the Casino Opening Date (other than the delivery of any certificates required thereunder) may be delivered in digital format or portable document format (PDF) by electronic mail to such Person.
12.10    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Delivery of an executed signature page of this Agreement or any certificate or affidavit required hereunder by facsimile or portable document format (PDF) shall be as effective as a manually signed counterpart to this Agreement or such certificate or affidavit.
12.11    Right to Consult Counsel. Each of the Disbursement Agent, the Collateral Agent and the Administrative Agent may, if any of them deems necessary or appropriate, consult with and be advised by counsel (whether such counsel shall be regularly retained or specifically employed) in respect of their duties hereunder. Each of the Disbursement Agent, the Collateral Agent and the Administrative Agent shall be entitled to reasonably rely upon the advice of its counsel in any action taken in its capacity as the Disbursement Agent, the Collateral Agent or the Administrative Agent, as the case may be, hereunder and shall be protected from any liability of any kind for actions taken in reasonable reliance upon such opinion of its counsel. The Borrower agrees to pay all such reasonable, documented counsel fees actually incurred (limited to not more than one primary counsel, one local counsel and one gaming counsel, and excluding the cost of in-

house counsel and any fees incurred as a result of the bad faith, fraud, gross negligence or willful misconduct of any Indemnitee as determined in a final and unappealable determination of a court of competent jurisdiction), and such payment shall not be unreasonably delayed.
12.12    Choice of Law. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO CONFLICT OF LAWS PROVISIONS THAT WOULD RESULT IN THE APPLICATION OF LAWS OTHER THAN THE LAW OF THE STATE OF NEW YORK).
12.13    Consent to Jurisdiction.
12.13.1    The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Collateral Agent, the Disbursement Agent, the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against the Borrower or its properties in the courts of any jurisdiction.
12.13.2    The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
12.13.3    Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 12.9. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
12.14    Further Assurances. From time to time, the Borrower shall execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take all such actions, as the Disbursement Agent, the Collateral Agent or the Administrative Agent may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement. Upon the exercise by the Disbursement Agent, the Collateral Agent or the Administrative Agent of any power, right, privilege or remedy pursuant to this Agreement which requires any Governmental Action, the Borrower shall use commercially reasonable efforts to execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Disbursement Agent, the Collateral Agent or the Administrative Agent may reasonably request in connection with such Governmental Action.
12.15    Reinstatement. This Agreement shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of any of the Borrower’s obligations hereunder, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by the Disbursement Agent, the Collateral Agent, the Administrative Agent or any Lender. In the event that any payment or any part thereof is so rescinded, reduced, restored or returned, such obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.
12.16    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.16.
12.17    Substitution of Account Bank for Accounts. Upon thirty (30) days’ prior written notice to the Collateral Agent, the Disbursement Agent and the Administrative Agent, the Borrower shall have the right to substitute the Account Bank with respect to any Account with another bank satisfying the eligibility requirements set forth in Section 11.4 and otherwise reasonably satisfactory to the Administrative Agent and the Disbursement Agent so long as (a) all funds on deposit in the account held by such replaced Account Bank are moved to the newly opened account at the replacement bank, (b) the Borrower grants Liens over the newly opened account to the Collateral Agent (on behalf of the Administrative Agent and the Lenders), and (c) the replacement bank enters into control agreements substantially in the form of the control agreements to which the Collateral Agent is then a party with regard to the applicable Accounts being so moved (or otherwise in form and substance reasonably satisfactory to the Collateral Agent (on behalf of the Administrative Agent and the Lenders)). Subject to the foregoing, Administrative Agent and Disbursement Agent hereby approve each of Wells Fargo Bank, N.A., Fifth Third Bank and KeyBank National Association as an acceptable substitute Account Bank with regard to any Account; provided, however, that at any time there shall be no more than two different Account Banks with regard to all Accounts hereunder and under the Project Disbursement Agreement. Upon any substitution of the Account Bank with respect to any Account in accordance with this Section 12.17, the Collateral Agent and/or the Administrative Agent, as applicable, shall promptly deliver such notices to the applicable Account Bank that has been replaced that are reasonably necessary to close the applicable Accounts therewith and terminate the applicable Control Agreements pertaining thereto.

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IN WITNESS WHEREOF, the parties hereto have each caused this Building Loan Disbursement Agreement to be duly executed by their duly authorized officers, all as of the day and year first above written.
CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,
as the Disbursement Agent

By:	/s/ Robert Hetu
Name:	Robert Hetu
Title:	Authorized Signatory

By:	/s/ Whitney Gaston
Name:	Whitney Gaston
Title:	Authorized Signatory

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,
as the Administrative Agent

By:	/s/ Robert Hetu
Name:	Robert Hetu
Title:	Authorized Signatory

By:	/s/ Whitney Gaston
Name:	Whitney Gaston
Title:	Authorized Signatory

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,
as the Collateral Agent

By:	/s/ Robert Hetu
Name:	Robert Hetu
Title:	Authorized Signatory

By:	/s/ Whitney Gaston
Name:	Whitney Gaston
Title:	Authorized Signatory

EXHIBIT N-68

MONTREIGN OPERATING COMPANY, LLC,
as the Borrower

By: /s/ Joseph A. D’Amato
Name: Joseph A. D’Amato
Title: President

EMPIRE RESORTS REAL ESTATE II, LLC,
as the EV Subsidiary

By: /s/ Joseph A. D’Amato
Name: Joseph A. D’Amato
Title: President

EXHIBIT N-69